UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PLANET TECHNOLOGIES, INC.

(NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

CALIFORNIA	3990	33-0502606

(STATE OR OTHER JURISDICTION OF	(Primary Standard Industrial	(IRS EIN)
INCORPORATION OR	Classification Code Number)
ORGANIZATION)

6835 Flanders Drive, Suite 100, SAN DIEGO, CA		92121

(ADDRESS OF PRINCIPAL OFFICES)		(ZIP CODE)

ISSUER’S TELEPHONE NUMBER (858) 824-0888

Scott L. Glenn
President, Chief Executive Officer
Planet Technologies, Inc.
6835 Flanders Drive, Ste. 100
San Diego, CA 92121
(Name, address, telephone number of agent for service of process)

Copies to:

Robert W. Blanchard, Esq.
BLANCHARD KRASNER & FRENCH
800 Silverado Street, Second Floor
La Jolla, California 92037
(858) 551-2440

Approximate date of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. ☑

CALCULATION OF REGISTRATION FEE

Title of each class
of securities to be	Amount to be	Offering Price per		Aggregate		Amount of
registered	registered	unit		Offering Price		registration fee

Common Stock	1,988,656	$2.00	[1]	$3,977,312	[2]	$468.13

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

1 Based upon the closing price of the common stock on the day preceding the date of filing this registration statement, the actual price per common share will vary based on the market price of the shares at the time shares are sold.

2 This represents the maximum amount of this offering which Planet expects to offer and sell during the two-year period following the effective date of this registration statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY PLANET TECHNOLOGIES, INC., WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS	Subject to Completion dated
January 31, 2005

The information in this prospectus is not complete and may be changed.

PROSPECTUS

PLANET TECHNOLOGIES, INC.

1,988,656 Shares of
Common Stock

     This prospectus relates to the resale by selling shareholders of up to 1,988,656 shares of our common stock, which are currently outstanding. The selling shareholders may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions. Each selling shareholder is deemed an underwriter of the shares of common stock they are offering. We will pay the expenses of registering these shares.

     You should read this document and any prospectus supplement carefully before you invest.

     Our common stock is registered under Section 12(g) of the Securities and Exchange Act of 1934 and is listed on the Over-the-Counter Bulletin Board under the symbol “PLNT.OB.” The last reported sales price per share of our common stock, as reported by the Over-the-Counter Bulletin Board on January 28, 2005, was $2.00.

The securities offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning at Page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is January 31, 2005.

PLANET TECHNOLOGIES, INC.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When Planet uses words such as “intend,” “anticipate,” “believe,” “estimate,” “plan,” “expect,” or similar phrases in this prospectus, Planet is making forward-looking statements. Planet believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to it on the date of this prospectus, but Planet cannot assure you that these assumptions and expectations will prove to have been correct or that Planet will take any action that it may presently be planning. Planet has disclosed important factors that could cause its actual results to differ materially from its current expectations under “Risk Factors” and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors.

PROSPECTUS SUMMARY

     Since this is a summary, it does not contain all the information that may be important to you in evaluating your investment. You should read the following summary, and the “Risk Factors” section, along with the more detailed information and financial statements and the notes to the financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus, prior to purchasing securities of Planet.

Planet Technologies, Inc.

     Planet is engaged in the business of designing, manufacturing, selling, and distributing common products for use by allergy sensitive persons, including, air filters, bedding and similar products under the Allergy Free trade name. Planet acquired its business on or about November 30, 2004, when it acquired substantially all of the assets and business of Allergy Free, LLC. Our business strategy is primarily based upon promotion of products directly to the consumer by telemarketing to our database of customers who have purchased the Allergy Free Electrostatic Filter.

     Prior to acquiring the Allergy Free business Planet, then known as Planet Polymer Technologies, Inc. was an advanced materials company that developed and licensed unique polymer materials. While retaining certain intellectual property rights relating to our prior business, all operations related to our prior business have been discontinued.

     Planet was incorporated under the laws of California in August 1991. Planet’s principal executive offices are located at 6835 Flanders Drive, Suite 100, San Diego, CA 92121, and its telephone number is 858-824-0888.

The Offering

Securities Offered	1,988,656 shares of common stock offered by selling security holders.

Percentage of Planet’s outstanding securities that the securities offered represent	Approximately 94%

Common stock to be outstanding after the offering	2,120,368 shares.

Risk Factors	The common stock offered in this prospectus involves a high degree of risk. See “Risk Factors.”
Over-the-Counter Bulletin Board trading symbol	“PLNT.OB”

RISK FACTORS

     Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. If any of the following risks actually occur, they could adversely affect Planet’s business, financial condition or results of operations. In such case, the trading price of Planet’s common stock could decline and you may lose all or part of your investment.

We have experienced losses, we expect future losses and we may not become profitable.

     For the years ended December 31, 2002, and 2003, we had net losses of approximately $529,542 and $574,135, respectively. The net loss for the nine months ended September 30, 2004, was $592,635. As of September 30, 2004, we had an accumulated deficit of approximately $3.5 million.

     Since we have historically incurred net losses, we expect this trend to continue until some indefinite date in the future. We may not become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We may require additional capital in the future which may not be available.

     Our future capital requirements will depend on many factors, including:

•	the cost of manufacturing;

•	developing new markets for our products;

•	competing technological and market developments; and

•	the costs involved in filing, prosecuting and enforcing patent claims.

     We anticipate that our existing resources combined with revenues will enable us to maintain our current and planned operations through December 31, 2005. However, changes in our plans or other events affecting our operating expenses, such as acquisition opportunities, may cause us to expend our existing resources sooner than expected.

     We may seek additional funding through private placements of stock or strategic relationships. But the uncertainty as to our future profitability may make it difficult for us to secure additional financing on acceptable terms, if we are able to secure additional financing at all. Insufficient funds may require us to delay, scale back or eliminate some or all of our activities.

We are subject to penny stock regulations.

     Our common stock is not listed or qualified for listing on NASDAQ or any national securities exchange but is only sporadically traded in the over-the-counter market in the so-called OTC Bulletin Board. As a result, an investor will find it difficult to dispose of, and to obtain accurate quotations as to the value of, our common stock.

     Our common stock is classified as a penny stock by the Securities and Exchange Commission. The classification severely and adversely affects the market liquidity for our common stock. The Commission has adopted Rule 15g-9, which establishes the definition of a “penny stock” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedules prepared by the Commission relating to the penny stock market, which, in highlight form, sets forth (i) the basis on which the broker or dealer made the suitability determination and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in public offerings and secondary trading and about the commissions payable to the broker-dealer and registered representative, current quotations for the securities and the rights and remedies available to an investor in case of fraud in penny stock transaction. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Any inability to adequately retain or protect our employees, customer relationships and proprietary technology could harm our ability to compete.

Our future success and ability to compete depends in part upon our employees, customer relationships, proprietary technology and trademarks, which we attempt to protect with a combination of trademark and trade secret claims. These legal protections afford only limited protection. Further, despite our efforts, we may be unable to prevent third parties from soliciting our employees or customers or infringing upon or misappropriating our intellectual property. Our employees, customer relationships and intellectual property may not be adequate to provide us with a competitive advantage or to prevent competitors from entering the markets for our product and services. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, and equivalent or superior to, our products. We will monitor infringement and/or misappropriation of our proprietary rights. However, even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations.

The departure of certain key personnel could harm the financial condition of the Company.

     Several of our employees are intimately involved in our business and have day-to-day relationships with critical customers. Planet is not able to afford additional staff to supplement these key personnel. Competition for highly skilled business, product development, marketing and other personnel is intense, and there can be no assurance that we will be successful in recruiting new personnel or in retaining our existing personnel. A failure on our part to retain the services of these key personnel could have a material adverse effect on our operating results and financial condition. We do not maintain key man life insurance on any of our employees.

We face numerous competitors.

     We have many competitors with comparable characteristics and capabilities that compete for the same group of customers. Our competitors are competent and experienced and are continuously working to take market share away from us. Our competitors have greater financial, technical, marketing and other resources than we do. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sales and marketing of their products and services than are available to us.

There are risks associated with our planned growth.

     We plan to grow the Company’s revenues and profits by adding to our existing customer base through internal growth and by the acquisition of other companies.

     Management believes that Planet can grow through the acquisitions of other allergy control related companies as part of a “roll-up” strategy. The acquisition of other companies is uncertain and contains a variety of business risks, including: cultural differences the retention of key personnel, competition, protection of intellectual property, profitability, industry changes and others.

     Although we do not have an agreement to acquire any specific company at this time, we intend to attempt to expand our operations through the acquisition of other companies. Acquisitions and attempted acquisitions may place a strain on our limited personnel, financial and other resources. Our ability to manage this growth, should it occur, will require expansion of our capabilities and personnel. We may not be able to find qualified personnel to fill additional positions or be able to successfully manage a larger organization.

     We have very limited assets upon which to rely for adjusting to business variations and for growing new businesses. While we are likely to look for new funding to assist in the acquisition of other profitable businesses, it is uncertain whether such funds will be available. There can be no assurance that we will be successful in raising a sufficient amount of additional capital, or if we are successful, that we will be able to raise capital on reasonable terms. If we do raise additional capital, our existing shareholders may incur substantial and immediate dilution.

Future sales of our common stock by existing shareholders under Rule 144 or this offering could decrease the trading price of our common stock.

     As of January 1, 2005, a total of approximately 1,955,897 shares of our outstanding common stock were “restricted securities” and could be sold in the public markets only in compliance with rule 144 adopted under the Securities Act of 1933 or other applicable exemptions from registration. Rule 144 provides that a person holding restricted securities for a period of one year may thereafter sell, in brokerage transactions, an amount not exceeding in any three-month period the greater of either (i) 1% of the issuer’s outstanding common stock or (ii) the average weekly trading volume in the securities during a period of four calendar weeks immediately preceding the sale. Persons who are not affiliated with the issuer and who have held their restricted securities for at least two years are not subject to the volume limitation. Possible or actual sales of our common stock by present shareholders under Rule 144 could have a depressive effect on the price of our common stock. Many of these shares were registered and may be sold without the above limitations in accordance with this prospectus.

Our directors and executive officers beneficially own approximately 50% of our stock, including stock options and warrants exercisable within 60 days of January 1, 2005; their interests could conflict with yours; significant sales of stock held by them could have a negative effect on our stock price; shareholder may be unable to exercise control.

     As of January 1, 2005, our executive officers, directors and affiliated persons were the beneficial owners of approximately 50% of our common stock, including stock options exercisable within 60 days of January 1, 2005. As a result, our executive officers, directors and affiliate persons will have significant ability to:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our articles or incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the shareholders for vote.

     As a result of their ownership and positions, our directors and executive officers collectively, are able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Since we have never paid any cash dividends on our common stock and do not anticipate doing so in the future, you may only realize a profit from your investment if our stock price appreciates.

RECENT TRANSACTIONS

     On November 30, 2004, Planet acquired all of the assets of Allergy Free, LLC, which is the historical business described in this prospectus for approximately 1.7 million shares of Planet stock (after giving effect to the reverse stock split), a convertible note of $274,300, and assumption of debt. The transaction was completed pursuant to an Asset Purchase Agreement between Planet and Allergy Free, LLC. (“Agreement”) As a result of the acquisition, Allergy Free’s historical financial information is included in the financial results of Planet. Allergy Free, LLC, was and is controlled by Scott Glenn, who became Planet’s Chairman, President and CEO.

     During the period from November 30, 2004, through January 10, 2005, Planet has sold approximately 306,000 shares to investors, pursuant to subscription agreements and in reliance upon an exception from registration provided under Regulation D. The resale of this common stock is being registered on Form SB-2 of which this prospectus is a part. 200,000 of the shares were sold to a fund controlled by Scott Glenn.

     Since January 1, 2004, the Company has issued and sold 325,000 shares in connection with the exercise of certain stock options by current and former directors of the Company.

USE OF PROCEEDS

     No proceeds will be realized by us since all shares are offered by selling shareholders. We intend to use the proceeds from the private placement pursuant to which some of the shares offered hereby were issued for general working capital purposes or acquisition of new products or businesses.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company’s common stock trades on the OTC.BB under the symbol “PLNT.OB.” The following table sets forth the high and low sales prices of the Company’s Common Stock for the period from January 1, 2003, through December 31, 2004, as furnished by the OTC.BB. These prices reflect prices between dealers without retail markups, markdowns or commissions, and may not necessarily represent actual transactions:

	HIGH*	LOW*
2003

First Quarter	$4.00	$0.50
Second Quarter	5.00	2.50
Third Quarter	3.00	2.50
Fourth Quarter	3.50	1.75

2004

First Quarter	$12.50	$2.00
Second Quarter	10.50	3.00
Third Quarter	3.50	2.50
Fourth Quarter	3.50	0.70

*Reflects for reverse stock split effective December 6, 2004.

     On January 28, 2005, the last reported sale price of the Company’s Common Stock on the Over-the-Counter Bulletin Board was $2.00. As of January 28, 2005, 2004, there were approximately 191 holders of record of the Company’s Common Stock with 2,120,368 shares outstanding. The market price of shares of Common Stock, like that of the common stock of many other emerging growth companies, has been and is likely to continue to be highly volatile. On December 6, 2004, a reverse stock split became effective for all trading whereby every 50 shares were consolidated into one share.

     The Company has never declared or paid a cash dividend. The Company has not paid and does not intend to pay any Common Stock dividends to Common Stock shareholders in the foreseeable future and intends to retain any future earnings to fund the Company’s operations. Any payment of dividends in the future and intends to retain any future earnings to fund the Company’s operations. Any payment of dividends in the future will depend upon the Company’s earnings, capital requirements, financial condition and such other factors as the Board of Directors may deem relevant.

SELLING SECURITY HOLDERS

     The following table sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.:

			No. of Shares
Name	Prior to Offering		to be Sold	After Offering
	No. of Shares	Percent		No. of Shares	Percent
William and Lisa Barkett 7544 Eads #F	308,456	14.5	308,456
La Jolla, CA 92037
John Burd 4930 Bradshaw Court	19,073	*	19,073
San Diego, CA 92130
J. Roberts Fosberg 2440 Toyon Road	158,382	7.5	158,382
Healdsburg, CA 95448
William Hawkins 3890 Steve Reynolds Blvd.	22.778	1.1	22,778
Norcross, GA 30093
Jack Goldstein 109 Golorado Court	51,552	2.49	51,552
Los Gatos, CA 95032
David F. Hale P O Box 8925	76,775	3.6	76,775
Rancho Santa Fe, CA 92067
Guy Mayenobe Les 3 Cheminees Chemin de la cote de	18,043	*	18,043
St. Forget, France,, 78720
Nancy Olson 2100 Green # 102	63,695	3.0	63,695
San Francisco, CA 94123
Jon M. Plexico 3600 Fillmore St. #305	19,842	*	19,842
San Francisco, CA 94123

			No. of Shares
Name	Prior to Offering		to be Sold	After Offering
	No. of Shares	Percent		No. of Shares	Percent
Ellen Preston 1825 Sheridan Ave.	26,565	1.3	26,565
San Diego, CA 92103
Silverado Street Venture Partners 800 Silverado St.	30,253	1.4	29,239	1,014
2nd Floor La Jolla, CA 92037
Michael A. Trinkle 3495 Via Zara Court	55,873	2.6	55,873
Fallbrook, CA 92028
Shaunna Salzetti 14998 Budwin Lane	11,640	*	11,640
Poway, CA 92064
Leslie White 18479 Calle La Serra	9,312	*	9,312
Rancho Santa Fe, CA 92091
Blanchard, Krasner & French 401-K Plan 800 Silverado St. 2nd Floor	40,625	1.9	40,625
La Jolla, CA 92037
AF Partners, LLC 6835 Flanders Drive #500	770,806	36.4	770,806
San Diego, CA 92021
Windamere III, LLC 6402 Cardeno Dr.	200,000	9.4	200,000
La Jolla, CA 92037
SJT Family Investments, LP Stephen Targen 240 22nd Street	6,000	*	6,000
Santa Monica, CA 90402
Glenn P. Napierskie II, and Sherrie N. Napierskie Family Trust DTO 10 Aug 1988	40,000	1.9	40,000
Glen P. Napierskie II P.O. Box 989 Valley Center, CA 92082
Chase Hardage P.O. Box 9464	4,000	*	4,000
Rancho Santa Fe, CA 92067
Samantha Hardage	4,000	*	4,000

			No. of Shares
Name	Prior to Offering		to be Sold	After Offering
	No. of Shares	Percent		No. of Shares	Percent
P.O. Box 9464 Rancho Santa Fe, CA 92067
Dixon Family Trust 6344 Cardeno Drive	20,000	*	20,000
La Jolla, CA 92037
Steven McRudy Profit Sharing Trust 32006 Sunset Avenue	12,000	*	12,000
Laguna Beach, CA 92651
First Regional Bank Cust FBO Craig L. Dixon IRA #001872	20,000	*	20,000
P.O. Box 85410 San Diego, CA 92186

     * Less than 1%

LEGAL PROCEEDINGS

     We are not aware of any pending litigation against us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the ownership of Planet’s Stock as of January 20, 2005, by: (i) each director; (ii) each of the Executive Officers named in the Summary Compensation Table; (iii) all executive officers and directors of Planet as a group; and (iv) all those known by Planet to be beneficial owners of more than five percent (5%) of any class of Planet’s Stock.

		Beneficial Ownership
			Percentage of Class
Title of Class	Beneficial Owner	Number of Shares (1)	Owned (2)
Common	Scott L. Glenn (3)	970,808	45.8%
	6402 Cardeno Drive
	La Jolla, CA 92037
Common	Eric B. Freedus (4)	2,153	0.0%
	1202 Ketner Blvd., Ste. 6000
	San Diego, CA 92101
Common	H.M. Busby (5)	7,012	0.0%
	3852 Alameda Place
	San Diego, CA 92103
Common	Michael A. Trinkle (5)	55,873	2.6%
	3495 Via Zara Court
	Fallbrook, CA 92028

		Beneficial Ownership
			Percentage of Class
Title of Class	Beneficial Owner	Number of Shares (1)	Owned (2)
Common	Ellen Preston (5)	26,565	1.3%
	1825 Sheridan Avenue
	San Diego, CA 92103
Common	Leslie White	9,312	0.0%
	18479 Calle La Serra
	Rancho Santa Fe, CA 92091
Common	All executive officers and directors as a group	1,071,723	50.3%
Common	William and Lisa Barkett
	7544 Eads #F	308,456	14.5%
	La Jolla, CA 92037
Common	J. Roberts Fosberg	158,382	7.5%
	2440 Toyon Road
	Healdsburg, CA 95448
Common	Windamere III, LLC (6)	200,000	9.4%
	6402 Cardeno Dr.
	La Jolla, CA 92037
	Total Outstanding:	2,120,368

     (1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

     (2) Percentage ownership is based upon the shares outstanding on January 28, 2005.

     (3) Includes 770,808 shares owned by AF Partners, LLC, which is controlled by Mr. Glenn and 200,000 shares owned by Windamere III, LLC, over which Mr. Glenn shares control (see Note (5) below). Does include options to purchase 100,543 shares which begin vesting on November 30, 2005.

     (4) Does not include 500 shares issuable upon exercise of stock options which expire on January 18, 2015, and which vest January 18, 2006.

     (5) Does not include 500 shares issuable upon exercise of stock options which expire on November 17, 2014, and which vest November 17, 2005.

     (6) Windamere III, LLC, is under the joint control of Mr. Glenn and St. Paul Traveler’s Companies, Inc., its affiliates Split-Rock Partners, LLC, and St. Paul Fire and Marine Insurance Company, whose business address is 385 Washington Street, St. Paul, Minnesota 55102.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers.

     The names of directors and executive officers and certain information about each person is set forth below:

Name	Age	Principal Occupation
Scott L. Glenn	54	Chairman of the Board of Directors, President and Chief Executive Officer and Business Executive
Eric B. Freedus	55	Director, Attorney
H.M. Busby	66	Director, Private Investor
Michael Trinkle	51	Business Executive
Ellen M. Preston	49	Business Consultant
Leslie White	52	Secretary and Chief Financial Officer

     Scott L. Glenn was elected to the Board and appointed Chairman, President and Chief Executive Officer of Planet in November 2004. Since October 2000 he, or an affiliated entity controlled by him, has been the Manager and a member of Allergy Free, LLC. Mr. Glenn is also the Managing Partner of Windamere Venture Partners, and has been since 1996. He also currently serves as a director and founder of GlobalEdge, Inc., Kanisa Pharmaceuticals, Cadence Pharmaceuticals, Veras Pharmaceuticals and Somaxon Pharmaceuticals. Previously, from 1988 until 1995, Mr. Glenn served as President/CEO, and then Chairman of Quidel Corporation, a leading point of care diagnostic business. Before serving in those capacities from 1983 through 1988, Mr. Glenn was vice president of development/operations of Quidel. From 1984 to 1992, Mr. Glenn served in numerous management positions, including Division/General Manager,at Allergan Pharmaceuticals, Inc. Mr. Glenn has a Bachelor of Science degree in Finance and Accounting from California State University at Fullerton.

     Eric B. Freedus was elected to the Board in January 2005. Mr. Freedus has been an attorney in private practice since 1974 and is currently the president of the law firm of Frank and Freedus, APC. Mr. Freedus currently focuses his law practice in the area of special education litigation. Mr. Freedus received his undergraduate degree from the State University of New York at Buffalo in 1971 and his law degree from the University of Toledo in 1974.

     H. M. “Mac” Busby has been a director of the Company since August 1997 when he was elected by the members of the Board of Directors to fill a vacancy on the Board. Mr. Busby was President and Chief Executive Officer and Chief Financial Officer of the Company from February 2003 until November 2004. In May 2003, Mr. Busby was appointed Secretary of the Company. Mr. Busby began his career in 1966 at Wisconsin Centrifugal, Inc. which included the position of Manager of Industrial and Public Relations. Mr. Busby has also served as Vice President of Human Relations and Administration for MCA Financial, Inc., a subsidiary of MCA, Inc. Mr. Busby was Chairman of Sun Protective International and Sun-Gard USA. Mr. Busby earned his B.S. in Business Administration from Indiana University.

     Michael A. Trinkle currently serves as President of Conception Technologies, LP, and has held the position since 1993. Mr. Trinkle was also a member of Allergy Free, LLC, and served as its President from August 2001 to March 31, 2004. During the 15 years prior to joining Conception Technologies, LP, Mr. Trinkle was employed by Allergan Pharmaceuticals where he held management positions in the areas of operations, sales, marketing, and quality assurance. Mr. Trinkle was elected to the Board in November 2004.

     Ellen M. Preston was a member of Allergy Free, LLC, since October 2000. In addition to being a member of Allergy Free, LLC, since 1998, Ms. Preston has been a business consultant advising medical device companies in the areas of strategic market assessment, business development, brand development and strategy, and communications. From 2000 until 2002, Ms. Preston was a venture partner with Windamere Venture Partners. While with Windamere Venture Partners, Ms. Preston was a founder of Dexcom, Inc., a corporation engaged in the development of an implantable glucose sensor, and founded Miramedica, Inc. a company specializing in computer-aided detection. Ms. Preston served as interim president of Miramedica, Inc., which was sold to Kodak in 2003. From 1997-1998, Ms. Preston was Vice President of Sales and Marketing for Amira Medical, Inc. She held a similar position with Biopsys Medical, Inc. from 1996-1997. Ms. Preston was elected to the Board in November 2004.

     Ms. White has been the Controller of Allergy Free, LLC since late 2000 and is also a member of the Company. Prior to joining Allergy Free, LLC, Ms. White was Vice President and Controller of several privately held companies in the San Diego area and from 1990-1994 served as the Finance Manager and Controller of Quidel Corporation, a publicly-held company. Ms. White worked for the firm of Ernst & Young and was awarded a CPA certificate in 1989. Ms. White has an MBA from San Francisco State University.

EXECUTIVE COMPENSATION

Compensation of Directors

     Directors may be granted options to purchase Common Stock under the Company’s 1995 Stock Option Plan (the “1995 Option Plan”) and the 2000 Stock Incentive Plan (“2000 Incentive Plan”). During 2003, options to purchase shares of the Company’s Common Stock were granted to the Company’s directors as follows: (i) in May 2003, the Board of Directors of the Company approved and granted non-statutory stock option grants to Mr. Busby, Dr. Petcavich and Mr. Sunderland to purchase 1,000 shares of the Company’s Common Stock at an exercise price of $3.00 per share, vesting fully at the date of grant, and (ii) the Board of Directors granted non-statutory stock option grants to Dr. Petcavich to purchase an additional 250 shares of the Company’s Stock at an exercise price of $7.00 per share, vesting fully at the date of the grant. During 2004 the Board granted stock options to Mr. Busby, Dr. Petcavich, Mr. Trinkle and Ms. Preston to purchase 500 shares of Planet common stock at an exercise price of $3.50 per share.

     Directors are reimbursed for reasonable travel expenses incurred in connection with attendance at Board meetings, or any committee meetings, or otherwise in connection with their service as a director.

Compensation of Executive Officers

     The following table sets forth, for the fiscal years ended December 31, 2004, 2003, and 2002 certain compensation awarded or paid to, or earned by the Company’s Executive Officers.

Summary Compensation Table

					Securities
					Underlying
Name and Principal Position	Year	Salary($)		Bonus($)	Options(#)		Other
Robert J. Petcavich	2004	$—		$—	500	(1)	$—
Former Chairman of the Board	2003			$—	—		$47,180	(3)
and Chief Technical Officer	2002	$170,038		$—	—		$3,241	(2)
H.M. Busby	2004	$—		$—	500	(1)	$29,630	(7)
Former Chief Executive Officer,	2003	$—		$—	—		$31,677	(3)
President and Chief Financial	2002	$—		$—	—		$—
Officer
Richard C. Bernier	2004	$—		$—	—		—
Former Chief Executive Officer	2003	—		$—	—		$19,125	(3)
and President	2002	$117,713		$—	—		$—
Scott Glenn	2004	$—		$—	100,543	(4)	$—
Chairman, Chief Executive Officer	2003	$—		$—	—		$—
and President	2002	$—		$—	—		$—
Leslie White (6)	2004	$52,031	(5)	$—	—		$—
Secretary and Chief Financial Officer	2003	$51,445	(5)	$—	—		$—
	2002	$51,015	(5)	$—	—		$—

(1)	Represents options granted November 17, 2004, for compensation as a director.

(2)	Represents auto expense reimbursement paid by the Company.

(3)	Represents consulting fees paid for their services to the Company in 2003.

(4)	Represents an option granted on November 30, 2004, with an exercise price of $3.50 per share. Options begin to vest after one year.

(5)	Represents compensation paid by Allergy Free, LLC, prior to December 1, 2004, and by Planet after that date.

(6)	Ms. White is employed by Conception Technologies, L.P., a California limited partnership (“Conception”), and for the past three years has devoted approximately fifty percent (50%) of her work time to the business of the Allergy Free (and after December 1, 2004 to the business of Planet Technologies, Inc.) Allergy Free (and now Planet) reimbursed Conception for approximately fifty percent (50%) of the compensation Conception pays to Ms. White as reflected in the table.

(7)	Represents consulting fees paid to Mr. Busby for his services in 2004.

Stock Option Grants and Exercises

     The Company’s Executive Officers are eligible for grants of options under the Company’s 1995 Stock Option Plan (the “1995 Option Plan”) and the 2000 Stock Incentive Plan (the “2000 Incentive Plan”). As of December 31, 2003, there were remaining approximately 447,300 shares available for grant under the Option Plans, which was expanded to 5,000,000 in November 2004.

     The following table sets forth information with respect to the number of securities underlying unexercised options held by the Executive Officers as of December 31, 2003, and the value of unexercised in-the-money options (i.e., options for which the current fair market value of the Common Stock underlying such options exceeds the exercise price):

		Percent of Total
	No. of Securities	Options Granted to	Exercise Price
Name	Underlying Options	Employees	($/share)	Expiration Date
Scott Glenn	100,543	100%	$3.50	November 30, 2014

Aggregated Option Exercises Last Fiscal Year and Fiscal Year End Option Values

	Shares		Number of Securities		Value of Unexercised In-the-
	Acquired		Underlying Unexercised		Money Options at Fiscal Year
	on	Value	Options at Fiscal Year End (2)		End ($) (1)
Name	Exercise(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
R Petcavich	1000	-0-	250	500	$0	$0
H. M. Busby	2000	-0-	360	500	$0	$0
Scott Glenn	-0-	-0-	0	100,543	$0	$0

(1)	Calculated based on the estimated fair market value of the Company’s Common Stock as of December 31, 2004, less the exercise price payable upon the exercise of such options. Such estimated fair market value as of December 31, 2004, was $.70, the last transaction price posted at the close of trading on December 31, 2004.

(2)	The certain former directors of Planet surrendered “Out of the Money” stock options including Robert J. Petcavich, 3,284;and H.M. Busby 964.

Equity Compensation Plan Information

	(a)	(b)	(c)
Number of
securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in column
Plan category	and rights	and rights	(a))
Equity compensation plans approved by security holders	104,613	$4.12	(9,113) (2)
Equity compensation plans not approved by security holders (1)	N/A	N/A	N/A
Total	104,613	$4.12	(9,113) (2)

(1)	The Company does not have any equity compensation plans that have not been approved by Shareholders.

(2)	As of December 31, 2005, the Company has granted options exceeding the number of shares authorized by the shareholders under the 2000 Stock Incentive Plan The Board has approved an amendment to the plan to increase the authorized number of shares to 200,000 shares, which will be submitted to the shareholders at the next meeting of shareholders.

Description of Employee Benefit Plans

2000 Stock Incentive Plan.

     Planet’s 2000 Stock Incentive Plan was approved by Planet’s shareholders at its annual meeting of shareholders on May 1, 2000. On November 29, 2004, the shareholders approved increasing the authorized shares under the plan to 100,000 shares of common stock for issuance under the 2000 Plan. The Board has approved a further amendment to the plan to increase the authorized number of shares to 200,000 shares, which will be submitted for approval at the next meeting of Planet shareholders. A committee consisting of Planet’s Board of Directors or appointed Board members has the sole discretion to determine under which plan stock options and bonuses may be granted.

     The purpose of the 2000 Incentive Plan is similar to that of the 1995 Plan, which was to attract and retain qualified personnel, to provide additional incentives to employees, officers, directors and consultants of the Company and to promote the success of the Company’s business. As was the case under the 1995 Plan, under the 2000 Plan, Planet may grant or issue incentive stock options and non-statutory stock options to eligible participants, provided that incentive stock options may only be granted to employees of Planet. The 2000 Stock Incentive Plan also allows shares of common stock to be issued under a Stock Bonus Program through direct and immediate issuances. Similar to stock options granted under the Plan, stock bonus awards may be subjected to a vesting schedule determined by the Board of Directors. Option grants under both plans are discretionary. Options granted under both plans are subject to vesting as determined by the Board, provided that the option vests as to at least 20% of the shares subject to the option per year. The maximum term of a stock option under both plans is ten years, but if the optionee at the time of grant has voting power over more than 10% of the Company’s outstanding capital stock, the maximum term for incentive options is five years under both plans. Under both plans if an optionee terminates his or her service to Planet, such optionee may exercise only those option shares vested as of the date of termination, and must affect such exercise within the period of time after termination set forth in the optionee’s option. The exercise price of incentive stock options granted under both plans must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. Under both plans the exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of Planet’s outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. Payment of the exercise price may be made in cash, by delivery of other shares of the Company’s common stock or by any other form of legal consideration that may be acceptable to the Board.

401(K) Plan

     The Company provides a defined contribution 401(k) savings plan (the “401(k) Plan”) in which all full-time employees of the Company are eligible to participate. Eligible employees are permitted to contribute up to fifteen percent (15%) of their pre-tax salary to the 401(k) Plan subject to IRS limitations. Company contributions to the 401(k) Plan are at the discretion of the Board of Directors. There have been, no Company contributions to the 401(k) Plan in 2003 or 2004.

Employment Agreements and Change in Control Arrangements

     The Company has entered into an agreement with Scott L. Glenn as President/CEO and Chairman of the Board of the Company. In lieu of cash for his services, the Company agrees to grant to Mr. Glenn stock options exercisable at the then fair market value at such time as may be required to maintain the aggregate number of stock options granted to Mr. Glenn at an amount not less than five (5%) percent of the issued and outstanding stock of the Company (on a fully diluted basis) during his three year term of employment.

     The Company plans to enter into a Consulting Agreement with Dr. Petcavich pursuant to which he retains the 500 options granted to him as a director plus an hourly rate to be determined.

     Prior to November 30, 2004 the Company had an agreement with H.M. Busby whereby the Company had agreed to pay Mr. Busby $100 per hour for work he performed on behalf of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On November 30, 2004, Planet acquired all of the assets of Allergy Free, LLC, which is the historical business described in this prospectus. For approximately 1.7 million shares of Planet stock (after giving effect to the reverse stock split), a convertible note of $274,300, and assumption of debt. The transaction was completed pursuant to an Asset Purchase Agreement between Planet and Allergy Free, LLC. (“Agreement”) As a result of the acquisition, Allergy Free’s historical financial information is included in the consolidated financial results of Planet. Allergy Free, LLC, was and is controlled by Scott Glenn, who became Planet’s Chairman, President and CEO.

     During the period from November 30, 2004, through January 10, 2005, Planet has sold approximately 306,000 shares to investors, pursuant to subscription agreements and in reliance upon an exception from registration provided under Regulation D. The resale of this common stock is being registered on Form SB-2 of which this prospectus is a part. 200,000 of the shares were sold to a fund controlled by Scott Glenn.

     Since January 1, 2004, the Company has issued and sold 6,500 shares in connection with the exercise of certain stock options by current and former directors of the Company.

DESCRIPTION OF SECURITIES

     The authorized capital stock of Planet consists of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Common Stock

     Each holder of record of common stock is entitled to one vote for each share held. With respect to the election of directors, shareholders may exercise cumulative voting rights, i.e., each shareholder entitled to vote for the election of directors may cast a total number of votes equal to the number of directors to be elected multiplied by the number of such shareholder shares, on an as converted basis, and may cast such total of votes for one or more candidates in such proportions as such shareholder chooses.

     Subject to preferences that may be applicable to any prior rights of holders of outstanding stock having prior rights as to dividends, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board from time to time may determine. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors. Each outstanding share of common stock is duly and validly issued, fully paid and nonassessable.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the common stock is Transfer Online, located at 227 SW Pine St., Suite 300, Portland, Oregon 97204.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market, or the prospect of such sales by existing shareholders, could have a material adverse affect on the market price of our common stock. As of January 28, 2005, we had outstanding 2,120,368 shares of common stock. A large majority of our outstanding shares of common stock are being registered and offered pursuant to this Prospectus and therefore will be freely tradable, unless held by our “affiliates” as that term is defined in Rule 144 under the Securities Act.

PLAN OF DISTRIBUTION

     The Selling Shareholders and any of their assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer for its account;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The Selling Shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, offer and sell the pledged shares.

     The Selling Shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     Broker-dealers engaged by the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) may be paid commissions or receive discounts in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     Each Selling Shareholders shall be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, but excluding brokerage commissions or underwriter discounts. We and the Selling Shareholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Planet’s Restated Articles of Incorporation include provisions to eliminate the personal liability of its directors to the fullest extent permitted by Section 204(a)(10) under the General Corporation Law of California. Planet’s Articles also include provisions that authorize Planet to indemnify its directors and officers to the fullest extent permitted by Sections 204 and 317 of the California Corporations Code. Planet’s Bylaws also provide Planet with the authority to indemnify its officers, employees and other agents as set forth in the Corporations Code. Such indemnification may be provided against expenses incurred or in connection with any suit to which an indemnified party is, or is threatened to be made, a party by reason of such party’s acting for or on behalf of Planet so long as the party acted in good faith and in a manner the party reasonably believed to be in the best interests of Planet, and with respect to any criminal action, the party had no reasonable cause to believe the party’s conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, employees or agents of Planet pursuant to the foregoing paragraphs, or otherwise, Planet has been advised that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

PLANET BUSINESS

General

     On November 30, 2004, Planet acquired the business of Allergy Free, LLC, and is now engaged in the business of designing, manufacturing, selling, and distributing common products for use by allergy sensitive persons, including, without limitation, air filters, bedding and similar products. Allergy Free acquired its business on or about November 3, 2000, when it acquired substantially all of the assets and business of Allergy Free, L.P., a Delaware limited partnership. The business strategy is primarily based upon promotion of products directly to the consumer by telemarketing to its database of customers who have purchased the Allergy Free Electrostatic Filter. In addition, we will continue to pursue co-marketing opportunities with appropriate partners in order to increase consumer awareness and expand our customer base. We will market our products under the Allergy Free trade name.

     The allergy avoidance product industry provides products and information that help people suffering from allergies or asthma to reduce the level of exposure to allergens in their environment. Market categories include; air quality, mold and mildew, dust mite exposure and other allergens. Market segments include; direct to consumer sales, physician directed sales and retail. Competitors include National Allergy Supply, Mission Allergy, Allergy Control Products, Allergy Buyers Club, 3M and Sharper Image.

Products and Technologies

     There are over 40 million allergy sufferers in the US alone. The American College of Allergy and Immunology recommends avoidance as the first line of treatment. Allergy Free contracts for the manufacture and distributes products to address three main allergen areas where avoidance products can provide reduced exposure. The categories are Airborne, Dust Mite/Dander, and Mold concerns.

     Airborne Product Category: According to the EPA the air inside houses is 3-5 times more polluted than outdoor air so providing products to clean the air inside the home is critical to any allergy management plan. Allergy Free air filters greatly reduce the amount of airborne contaminants. Planet currently markets three types of filters for forced heating and cooling systems along with vent filtration kits and HEPA room air cleaners.

     • The Aller-Pure Gold Filter is a permanent electrostatic washable filter. The filter is very efficient in removing particles at the 1-10 micron level. The filter is pleated offering 2.5 times the filtering surface area of a flat filter while providing a low resistance that optimizes airflow. We offer 45 standard sizes and can manufacture custom filters to meet almost any customer need. The filters have a ten-year warranty.

     • The newest Allgery Free filter marketed is the Aller-Pure MAX- (Micro-Allergen Xtractor). The Aller-Pure MAX is rated at the highest level for residential filters. It is a pleated filter with actively electrostatic charged media. The filter life is 2-3 months and is sold in packages of 4 filters. Currently we offer this filter in 9 standard sizes.

     • We provide the Aller-Pure Flex filters for free-standing air conditioning units and other types of heating and cooling systems often found in recreational vehicles. The flex filter is comprised of 3 layers and sewn with a trim. These filters are washable and have a three-year warranty.

     • Consumers filter the loose dust from their air ducts using Allergy Vent Filtration Kits. The vent kits are sold in one month and six week supplies. Consumers are instructed to change the vent filters when dirty and replace with new product.

     • Allergy Free Filter Cleaner - Used to clean the Aller-Pure Gold and Aller-Pure Flex filters.

     • Allergy Free HEPA room air cleaners are available in six different configurations to meet an individual’s needs. These freestanding units are often used when the forced heating and cooling system is not in use and/or when an individual does not have a forced system.

     These products reduce the amount of airborne contaminants and dust in the air. The products are designed for specific customer requirements that vary based on room size, number of rooms in the house and type of heating and/or cooling system installed. Many customers will purchase a furnace filter, vent filters along with a freestanding HEPA room air cleaner.

     Dander, Dust and Dust Mite Product Category: Microscopic bugs called dust mites produce potent allergens that thrive in places such as beds, upholstered furniture, and carpets and live on the skin cells that people and pets shed. Allergy Free provides a complete line of products that reduce the allergy sufferers’ exposure. Using a variety of the mite reducing products is recommended to achieve maximum relief. Customer testimonials report fewer headaches and less congestion once they have implemented a dust mite removal strategy.

•	Allergy Free Pristine Bed and Pillow Encasings and Hypoallergenic Pillows: The Pristine line of encasings offered by Planet is the first choice in hypo-allergenic protective bed covers to protect household members from dust mite allergens while sleeping. The Pristine line is highly recommended by allergy physicians.

•	Anti-Allergen Products for laundry and upholstery: We offer products in this category from Whirlpool, Alkaline products and Ecology Works.

•	Carpet Treatments: Planet markets Capture® Carpet Cleaner, Dust Mite Control and X-Mite carpet treatments. All of these products work by either killing the dust mites or denaturing the protein rendering it to a non-allergenic state.

•	Electrostatic Mops and Dusters: These mops utilize an electrostatic cloth for maximum efficiency without the use of harsh chemicals that also can be harmful to the allergy patient.

•	Dander Reducing Treatments: The Allerpet products are rubbed directly on to the animal and reduce the amount of dander.

     Mold Product Category: Excess mold in the environment can cause severe headaches and congestion. Allergy Free distributes a full line of products to keep the home environment to an optimum humidity level. The Damp Check Domes are used in closets and cupboards; the Allersearch AllerMold is a product used in showers and tubs. We also recommend and sell mold-free shower curtains and mats.

Product Registrations

     Planet does not directly manufacture any product requiring EPA or FDA registration. We sell products that are registered by their manufacturers.

Licensed Technology and Intellectual Property

     Planet licenses technology associated with the production of its Aller Pure Gold Permanent Electrostatic Filter. The licensing agreement is with Rick L. Chapman exclusively for Allergy Free. Patent number 6,056,809. Permanent Air Filter and Method of Manufacture. Specifically a washable air filter for filtering inlet air to a heating and/or air conditioning system comprising an assembly formed of: a deformable, non-electrostatic pad of a high-loft, air laid, resin bonded polymeric fibers, 2 layers of mesh along with 2 layers of expanded steel glue in an aluminum frame. The licensing agreement is for a term of 10 years or the life of the patent or for the period of time in which Allergy Free actively sells the Aller-Pure Gold Permanent filter. The agreement offers a royalty of 1.65% based on net filter sales and is paid monthly. The original agreement was dated January 1, 1997.

Research and Development

     Planet currently works with consultants, filter-testing labs, media manufactures and filter manufacturers to develop new enhanced filters and product line extensions. Annually we spend $5,000-$15,000 on development efforts. Planet is in the very early stages of developing a three-year life washable filter.

Government Requirements

     Planet’s sales practices are regulated at both the federal and state level. The Telephone Consumer Protection Act (the “TCPA”), which was enacted in 1991, authorized and directed the Federal Communications Commission (the “FCC”) to enact rules to regulate the telemarketing industry. In December 1992, the FCC enacted rules, which place restrictions on the methods and timing of telemarketing sales calls.

     On July 3, 2003, the FCC issued a Report and Order setting forth amended rules and regulations implementing the TCPA. The rules, with a few exceptions, became effective August 25, 2003. These rules included: (1) restrictions on calls made by automatic dialing and announcing devices; (2) limitations on the use of predictive dialers for outbound calls; (3) institution of a national “do-not-call” registry in conjunction with the Federal Trade Commission (the “FTC”); (4) guidelines on maintaining an internal “do-not-call” list and honoring “do-not-call” requests; and (5) requirements for transmitting caller identification information. The “do-not-call” restrictions took effect October 1, 2003. The caller identification requirements became effective January 29, 2004. The FCC also included rules restricting facsimile advertisements. These rules became effective January 1, 2005.

     The Federal Telemarketing Consumer Fraud and Abuse Act of 1994 authorizes the FTC to issue regulations designed to prevent deceptive and abusive telemarketing acts and practices. The FTC issued its Telemarketing Sales Rule (the “TSR”), which went into effect in January 1996. The TSR applies to most direct teleservices telemarketing calls and certain operator teleservices telemarketing calls and generally prohibits a variety of deceptive, unfair or abusive practices in telemarketing sales.

     The FTC amended the TSR in January 2003. The majority of the amendments became effective March 31, 2003. The changes that were adopted that could adversely affect Planet include, but are not limited to: (1) subjecting a portion of our calls to additional disclosure requirements from which such calls were previously exempt: (2) prohibiting the disclosure or receipt, for consideration, of unencrypted consumer account numbers for use in telemarketing; (3) additional disclosure statements relating to certain products and services; (4) additional authorization requirements for payment methods that do not have consumer protections comparable to those available under the Electronic Funds Transfer Act (“EFTA”) or the truth in Lending Act; and (5) institution of a national “do-not-call” registry. The “do-not-call” restrictions became effective October 1, 2003. Planet believes it is in compliance with the amendments.

     The amendments to the TSR in 2003 may have a material impact on both Planet’s revenue and profitability. The addition of a national “do-not-call” list to the growing number of states that already have “do-not-call” lists has reduced the number of households that Allergy Free may call. Approximately seventy-percent (70%) of Planet’s historical customers have placed their names on the national “do-not-call” list.

     In addition to the federal legislation and regulations, there are numerous state statutes and regulations governing telemarketing activities, which do or may apply to us. For example, some states also place restrictions on the methods and timing of telemarketing calls and require that certain mandatory disclosures be made during the course of a telemarketing call. Some states also require that telemarketers register in the state before conducting telemarketing business in the state.

     We specifically train our telemarketing representatives to handle calls in an approved manner and believe we comply in all material respects with all federal and state telemarketing regulations. There can be no assurance, however, that Planet would not be subject to regulatory challenge for a violation of federal or state law.

     Annual fees for federal registrations were $7,300 for 2004 and proposed fees for 2005 are approximately $11,000. In addition, Planet anticipates spending an additional approximately $5,000-$8,000 on state fees in 2005.

Customers of Planet

     The typical customer for Allergy Free’s products is the residential consumer. In excess of one million customers in this category have purchased Allergy Free products. Additionally, but on a very limited basis, we sell products to physicians offices as well as HVAC service and duct cleaning businesses.

Suppliers of Planet

     Planet acquires its products from a variety of manufacturers. The primary suppliers of Allergy Free products include:

American Metal Filters (Permanent Electrostatic Filters)
Lifetime Filters (Disposable Filters)
J. Lamb (Bedding Encasings)
Austin Company (Room Air Cleaners)

Sales and Marketing

     We employ staff to perform and manage sales and marketing functions. Outside resources are hired on an as-needed basis to augment the internal effort. Currently Planet actively markets on the Internet, through catalog sales, and inbound and outbound telemarketing. We are engaged in a market test program funded by Clorox Corporation that includes limited infomercial, newspaper, radio and Internet advertising. Planet is the acting call center and lead fulfillment house for this program. All leads generated by these efforts are the co-property of Planet and Clorox. We retain seventy to eighty five percent of all revenue generated as results of these efforts.

Employees

     As of January 1, 2005, we had 10 full time and 4 part-time employees.

Properties

     The Planet office is located in approximately 5300 square feet of leased office space in San Diego, California, subject to a month-to-month sublease. The monthly rental payment is $6,244 triple net.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

     Since our combination with Allergy Free was accounted for as a recapitalization of Allergy Free, our management’s discussion and analysis is based upon the financial condition and results of operation of Allergy Free for the years ended December 31, 2003, and 2002 and the nine month periods ended September 30, 2004, and 2003. Our management’s discussion and analysis of financial condition and results of operations contain forward-looking statements, which involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the section entitled “Risk Factors” of this Prospectus.

Overview

     The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes. Planet evaluates its estimates and judgments on an on-going basis. Planet bases its estimates on historical experience and on assumptions that it believes to be reasonable under the circumstances. Planet’s experience and assumptions form the basis for its judgments about the carrying value of its assets and liabilities that are not readily apparent from other sources. Actual results may vary from what Planet anticipates and different assumptions or estimates about the future could change Planet’s reported results. Planet believes the following accounting policies are the most critical to Planet, in that they are important to the portrayal of its financial statements and they require Planet’s most difficult, subjective or complex judgments in the preparation of its financial statements:

Revenue Recognition

     Planet recognizes revenue on its products when the product is shipped. Planet accrues a provision for estimated returns concurrent with revenue recognition

Allowances for Doubtful Accounts

     Allowances for doubtful accounts receivable are maintained based on historical payment patterns, aging of accounts receivable, and actual write-off history. Allowances are also maintained for future sales returns and allowances based on an analysis of recent trends of product returns.

Impairment of Long-Lived Assets

     In assessing the recoverability of its long-lived assets, Planet must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, Planet may be required to record impairment charges for these assets.

Statements of Operations Data

     The following tables set forth the percentage of net revenues represented by certain items in Planet’s Statement of Operations for the periods indicated.

Years Ended December 31, 2003 and 2002

	Dec 31, 2003	Dec 31, 2002	Change	%

Sales	$2,258,213	$3,787,164	($1,528,951)	(40.4%)

Cost of Sales	756,513	1,255,038	(498,525)	(39.7%)

Gross Profit	1,501,700	2,532,126	(1,030,426)	(40.7%)

Operating Expenses	1,882,423	2,904,389	(1,021,966)	(35.2%)

Loss from Operations	(380,723)	(372,263)	(8,460)	(2.3%)

Other Income (Expense)	(193,412)	(157,279)	(36,133)	(23.0%)

Net Loss	(574,135)	(529,542)	(44,593)	(8.4%)

     Net sales decreased 40.4% from $3,787,164 for the year ended December 31, 2002 to $2,258,213 for the year ended December 31, 2003. This decrease was due to the decision to discontinue the national radio advertising campaign in April 2003.

     Cost of sales decreased 39.7% from $1,255,088 for the year ended December 31, 2002 to $756,513 for the year ended December 31, 2003, due to the associated decrease in sales revenue (units sold). Overall gross profits, as a percentage of sales, was relatively constant for the years ended 2003 and 2002, at 66.5% and 66.9%, respectively. This slight decrease year over year was due to the relatively consistent product mix during the two years.

     Selling and general and administrative expenses decreased by 35.2% from $2,904,389 for the year ended December 31, 2002 to $1,882,423 for the year ended December 31, 2003. Of this $1,021,966 decrease, $939,000 was due to discontinuing the national radio advertising campaign and $15,259 due to a reduction in lease expense in Houston, where the Company down-sized into a smaller portion of the existing space.

     The Other Income (Expense) category mainly includes interest expense which totaled $189,489 for the year ended December 31, 2003, an increase of $28,019 or 17.4% over the prior year due to higher outstanding borrowings during the 2003 calendar year.

Nine Months Ended September 30, 2004 and 2003

	09/30/2004	09/30/2003	Change	%

Sales	$978,471	$1,855,844	($877,373)	(47.3%)

Cost of Sales	$347,451	$588,778	($241,327)	(41.0%)

Gross Profit	$631,020	$1,267,066	($636,046)	(50.2%)

Operating Expenses	$1,061,957	$1,545,089	($483,132)	(31.3%)

Loss from Operations	($430,937)	($278,023)	($152,914)	(55.0%)

Other Income (Expense)	($161,698)	($143,536)	($18,162)	(12.7%)

Net Loss	($592,635)	($421,559)	($171,076)	(40.6%)

     Planet’s net sales decreased $877,373 from $1,855,844 for the nine months ended September 30, 2003, to $978,471 for the nine months ended September 30, 2004. This decrease was due to the decision to discontinue the national radio advertising campaign in April 2003.

     Cost of Sales decreased 41% from $588,778 for the nine months ended September 30, 2003, to $347,451 for the nine months ended September 30, 2004, due to the associated decrease in sales revenue (units sold). Overall gross profit, as a percentage of sales, totaled 64.5% for the nine months ended September 30, 2004, and 68.3% for the nine months ended September 30, 2003. This change is due to a shift in product mix in the first quarter of 2004 and slightly higher distribution and other costs resulting from the relocation to San Diego. This product mix shift was primarily due to an emphasis in the first quarter of 2004 on the sale of room air cleaners and up-selling across the Company’s product line. The Company expects its profit margin to be impacted in the future by higher distribution costs as compared to 2003, and has adjusted its marketing strategies so as to emphasize filter sales, a higher margin item.

     Selling and general and administrative expenses decreased by 31.3% from $1,545,089 for the nine months ended September 30, 2003, to $1,061,957 for the nine months ended September 30, 2004. Of the $483,132 decrease, $238,637 was attributable to discontinuing the national radio advertising campaign.

Liquidity And Capital Resources

     Cash and cash equivalents increased by $57,847 to $128,005 at December 31, 2003, compared to $70,158 at December 31, 2002. Although the company used cash totaling $110,897 in its operations for the period, an advance from a related party of $65,000 and proceeds of $297,835 from notes payable drove the increase. Cash was also affected by payments totaling $190,164 on a restructured line of credit with a financial institution and a vendor promissory note.

     Inventory at December 31, 2003 decreased $36,643 or 30.3% to $84,140 compared to $120,783 at December 31, 2002. It has been management’s strategy to carry lower levels of inventory and as sales and customer demand slipped from 2002 to 2003, those lower levels were achievable.

     Other current assets, including prepaid expenses and other receivables, decreased $25,490 from $37,211 on December 31, 2002 to $11,721 at December 31, 2003. This decrease was largely due to the timing of billings and payments in 2002 for rent and health benefit plans. Other current assets continue to decline and were $7,852 at September 30, 2004.

     Interest payable totaled $346,847 at September 30, 2004, compared to $201,446 at December 31, 2003, and $69,229 at December 31, 2002. This increase is primarily related to the accrued but unpaid interest on investor’s notes payable. Prior to mid-2002, monthly and quarterly interest payments were made by the Company.

     Cash and cash equivalents totaled $32,670 at September 30, 2004, a decrease of $95,335 from December 31, 2003. Cash was negatively affected by losses in its operations, and was also impacted by notes payable reductions of $183,612. These negative impacts were offset somewhat by proceeds of $75,000 from investors and a $120,000 advance from a related party.

     Inventory decreased from $84,140 at December 31, 2003, to $21,603 at September 30, 2004. The Company sold its raw material inventory to a contract manufacturer in February 2004; the contract manufacturer began manufacturing the Company’s permanent filter line in March 2004. The Company has also carried lower levels of inventory in 2004, as sales levels have decreased.

     The company incurred $21,886 in legal expenses related to the acquisition during the nine months ended September 30, 2004. This expense is carried as a deferred asset on the balance sheet.

     During the fourth quarter of 2004, we sold shares to investors through a private placement offering which provided operating capital of approximately $750,000 to pay expenses incurred in the combination of Allergy Free and Planet Polymer and provide further support for sales and marketing efforts and new product development. We intend to continue our Private Placement Offering for an additional 30 days or more in an effort to provide more working capital and consider acquisition opportunities. No assurance can be given that additional funds will be raised.

Recent Accounting Pronouncements

     In April 2003, the Financial Accounting Standards Board issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The statement amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This statement is designed to improve financial reporting such that contracts with comparable characteristics are accounted for similarly. The statement, which is generally effective for contracts entered into or modified after June 30, 2003, is not anticipated to have a significant effect on Planet’s financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Planet currently has no such financial instruments outstanding or under consideration and therefore adoption of this standard currently has no financial reporting implications.

     In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Valuable Interest Entities. This interpretation clarifies rules relating to consolidation where entities are controlled by means other than a majority voting interest and instances in which equity investors do not bear the residual economic risks. This interpretation is effective immediately for variable interest entities created after January 31, 2003 and for interim periods beginning after June 15, 2003 for interests acquired prior to February 1, 2003. Planet currently has no ownership in variable interest entities and therefore adoption of this standard currently has no financial reporting implications.

     In December 2004, the FASB issued SFAS No. 123®, “Accounting for Stock-Based Compensation” SFAS No. 123® establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123® requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123®, only certain pro forma disclosures of fair value were required. SFAS No. 123® shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is expected to have a material impact on the financial statements of Planet during the calendar year 2006.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

     We maintain disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed in the reports we file with the SEC is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. As of December 31, 2003, we carried out an evaluation, under the supervision and the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the design and operation of these disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective in timely alerting him to material information relating to the Company required to be included in our periodic SEC filings.

Changes in Internal Controls

     There were no significant changes in internal controls or other factors that could significantly affect our internal controls subsequent to the date of our evaluation.

LEGAL MATTERS

     The validity of the shares of common stock being passed upon for us by Blanchard, Krasner & French, a professional corporation, La Jolla, California. Affiliates of Blanchard, Krasner & French are also Selling Security Holders.

EXPERTS

     The financial statements of Allergy Free, LLC and Planet Polymer Technologies, Inc. as of December 31, 2003, and 2002 and for the years then ended have been audited by J.H. Cohn LLP, independent registered public accounting firm, and have been included in this Prospectus in reliance upon the reports of J.H. Cohn LLP, and upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus is filed as part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules an d regulations of the Securities and Exchange Commission (“SEC”).

     We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facility of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

     We furnish our shareholders with annual reports containing audited financial statements.

FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Allergy Free, LLC

i

ii

ALLERGY FREE, LLC

Report of Independent Registered Public Accounting Firm

To the Common Members
Allergy Free, LLC

We have audited the accompanying balance sheets of Allergy Free, LLC as of December 31, 2003 and 2002, and the related statements of operations and members’ deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allergy Free, LLC as of December 31, 2003 and 2002, and its results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1, the Company has experienced recurring net losses resulting in a members’ deficiency of $2,929,138. In addition, the Company has a working capital deficiency of $632,645 as of December 31, 2003. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J.H. Cohn LLP

San Diego, California
April 8, 2004, except for Note 11 as
to which the date is October 6, 2004

ALLERGY FREE, LLC

BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

	2003	2002
ASSETS
Current assets:
Cash and equivalents	$128,005	$70,158
Accounts receivable, less allowance for doubtful accounts of $500	6,758	2,562
Inventory	84,140	120,783
Other current assets	11,721	37,211

Total current assets	230,624	230,714
Property and equipment, net	185,297	275,299

Totals	$415,921	$506,013

LIABILITIES AND MEMBERS’ DEFICIENCY
Current liabilities:
Current portion of notes payable	$227,818	$320,000
Advance from related party	65,000
Accounts payable	92,454	136,740
Accrued expenses	276,551	290,047
Interest payable	201,446	69,229

Total current liabilities	863,269	816,016
Notes payable, net of current portion	219,390
Notes payable – investors	2,262,400	2,045,000

Total liabilities	3,345,059	2,861,016
Commitments
Members’ contributions	0	0
Members’ deficiency	(2,929,138)	(2,355,003)

Totals	$415,921	$506,013

See Notes to Financial Statements

ALLERGY FREE, LLC

STATEMENTS OF OPERATIONS AND MEMBERS’ DEFICIENCY
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Sales	$2,258,213	$3,787,164
Cost of sales	756,513	1,255,038

Gross profit	1,501,700	2,532,126

Operating expenses:
Selling	1,296,206	2,265,974
General and administrative expenses	586,217	638,415

Totals	1,882,423	2,904,389

Loss from operations	(380,723)	(372,263)

Other income (expense):
Gain on sale of assets	2,050	1,550
Other expense	(6,000)	(6,000)
Interest income	27	8,641
Interest expense	(189,489)	(161,470)

Totals	(193,412)	(157,279)

Net loss	(574,135)	(529,542)
Members’ deficiency, beginning of year	(2,355,003)	(1,825,461)

Members’ deficiency, end of year	$(2,929,138)	$(2,355,003)

See Notes to Financial Statements

ALLERGY FREE, LLC

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Operating activities:
Net loss	$(574,135)	$(529,542)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	95,979	102,454
Gain on sale of assets	(2,050)	(1,550)
Changes in operating assets and liabilities:
Accounts receivable	(4,196)	7,728
Inventory	36,643	107,413
Other current assets	25,490	(20,855)
Interest payable	132,217	48,207
Accounts payable	192,651	(33,880)
Accrued expenses	(13,496)	(77,370)

Net cash used in operating activities	(110,897)	(397,395)

Investing Activities:
Purchases of property and equipment	(10,927)	(46,708)
Proceeds from sale of property and equipment	7,000	8,554
Final payment for acquisitions of company		(640,000)

Net cash used in investing activities	(3,927)	(678,154)

Financing activities:
Advance from related party	65,000
Proceeds from note payable	80,435	320,000
Principal payment of notes payable	(190,164)
Proceeds from issuance of notes payable – investors	217,400	170,000

Net cash provided by financing activities	172,671	490,000

Net increase (decrease) in cash and cash equivalents	57,847	(585,549)
Cash and cash equivalents, beginning of year	70,158	655,707

Cash and cash equivalents, end of year	$128,005	$70,158

Supplementary disclosure of cash flow data:
Interest paid	$57,272	$113,263

Supplementary disclosure of non-cash financing activity:
Account payable converted to note payable	$236,937

See Notes to Financial Statements

ALLERGY FREE, LLC

NOTES TO FINANCIAL STATEMENTS

Note 1 — Nature of activities and summary of significant accounting policies:

     Nature of activities and organization:

Allergy Free, LLC (the “Company”) was established to acquire certain assets and liabilities of Allergy Free L.P. The Company is a limited liability company registered in the State of California that designs, markets and manufactures allergen-reducing products. The Company’s products are sold throughout North America.

The liability of the Company’s members (the “Member”) is limited to those stated in the LLC Operating Agreement or to those stated in other agreements to which each Member is a party. The Company shall be dissolved as of the earlier of the following: (a) a judicial dissolution pursuant to Section 17351 of the Corporations Code, (b) the manager elects to dissolve the Company, (c) the sale or other liquidation of all or substantially all of the assets of the Company, or (d) on September 30, 2025, unless extended by vote of Members.

     Basis of presentation:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Successful transition to profitable operations is dependent upon obtaining a level of sales adequate to support the Company’s cost structure. The Company has suffered recurring losses resulting in a members’ deficiency of $2,929,138 and a working capital deficiency of $632,645 as of December 31, 2003. Management intends to continue to finance operations primarily through its potential ability to generate cash flows from equity offerings following its merger with a public company (see Note 10). However, there can be no assurance that the Company will be able to obtain such financing or internally generate cash flows, which may impact the Company’s ability to continue as a going concern. The accompanying balance sheet does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the potential inability of the Company to continue as a going concern.

     Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

     Cash and cash equivalents:

The Company maintains its cash in bank deposit accounts at various financial institutions. Highly–liquid investments with original maturities of three months or less when purchased are considered to be cash equivalents. The balances, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

     Inventory:

Inventory primarily consists of finished products which include all direct costs, such as labor and materials, and those indirect costs which are related to production, such as indirect labor, supplies,rent and depreciation costs. Raw materials are stated at the lower of costs (first-in, first-out) or

ALLERGY FREE, LLC

market value. Inventory is reduced by provisions for excess and slow moving commensurate with known or estimated exposures.

     Property and equipment:

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from two to ten years. Leasehold improvements are amortized over the shorter of their useful lives or the term of the related lease.

     Advertising:

The Company expenses the cost of advertising and promotions as incurred. Advertising costs charged to operations were $263,935 and $1,190,924 in 2003 and 2002, respectively.

     Revenue recognition:

The Company recognizes revenue from product sales upon shipment of goods, with a provision for estimated returns recorded at that time. In addition, a provision for potential warranty claims is provided for at the time of sale, based on warranty terms and the Company’s prior experience.

The Company sells most of its products on a prepaid basis. Once the credit payment has been verified, the Company ships the products. Limited terms are extended to selected customers. Credit is extended for a 30-day term. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit considerations.

     Income taxes:

The Company is not a tax paying entity for federal income tax purposes, and thus no income tax expense has been recorded in the financial statements. Income of the Company is taxed to the members in their respective returns. However, in the State of California, limited liability companies are subject to an annual fee based on the gross income of the company. This amount is included in other expenses.

     Valuation of long-lived assets:

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

     Note 2 — Inventory:

Inventory as of December 31, 2003 and 2002 consists of the following:

	2003	2002
Raw materials	$26,702	$70,810
Work in process	4,295	6,275
Finished goods	53,143	43,698

Totals	$84,140	$120,783

ALLERGY FREE, LLC

Note 3 — Property and equipment:

     Property and equipment as of December 31, 2003 and 2002 consists of the following:

	2003	2002
Furniture and fixtures	$264,615	$264,715
Machinery and equipment	82,868	96,368
Computer equipment	66,218	51,132
Leasehold improvements	70,478	74,537

	484,179	486,752
Less accumulated depreciation and amortization	298,882	211,453

Totals	$185,297	$275,299

Note 4 — Warranty reserves:

The Company accrues an estimate of its exposure to warranty claims based on both current and historical product sales data and warranty costs incurred. The air filters produced and sold by the Company carry a ten-year warranty. The Company assesses the adequacy of its recorded warranty liability annually and adjusts the amount as necessary. The warranty liability is included in accrued liabilities in the accompanying financial statements. As of December 31, 2003, the warranty accrual was $130,961. The majority of the warranty accrual relates to products that were sold prior to the Company’s acquisition of Allergy Free L.P. in November 2000. As part of the asset purchase agreement, the Company is obligated to provide the warranty coverage on these products through their original warranty period. Changes in the Company’s warranty liability were as follows:

	2003	2002
Warranty accrual, beginning of year	$130,961	$124,818
Warranties issued during the year	4,445	8,729
Adjustments to preexisting accruals	(3,745)
Actual warranty expenditures	(700)	(2,586)

Warranty accrual, end of year	$130,961	$130,961

Note 5 — Notes payable:

Notes payable at December 31, 2003 and 2002 consists of the following:

	2003	2002
Non-interest bearing promissory note issued to a vendor, due in May 2004 with interest imputed at 5%	$98,725
Line of credit with a financial institution restructured to a term loan in 2003, due in July 2006, in monthly installments of $12,085 with interest rate at the banks’ index rate plus 1.5% (5.5% at December 31, 2003)	348,483	$320,000

ALLERGY FREE, LLC

	2003	2002
	447,208	320,000
Less current portion	227,818	320,000

Long-term portion	$219,390	$—

Principal payments on the above obligations in each of the years subsequent to December 31, 2003 are as follows:

Year Ending December 31	Amount
2004	$227,818
2005	136,590
2006	82,800

Total	$447,208

Note 6 — Investors’ notes payable:

The Company obtained five separate rounds of funding from a group of investors over the last four years to finance the original acquisition of Allergy Free L.P. and support the operations of the Company. The promissory notes (“Notes”) were issued with convertible preferred membership shares to the investors. The number of preferred shares issued was equal to the product of 1.3 times the principal amount of the Notes. The conversion features of these preferred shares are described in Note 7. Since all existing common membership shares were issued at zero value, the convertible preferred shares issued were also accounted for at zero value.

Investors’ notes payable at December 31, 2003 and 2002 consisted of the following:

	2003	2002
Investors’ notes payable with interest at 8%, due on December 1, 2010	$1,500,000	$1,500,000
Investors’ notes payable with interest at 8%, due on December 15, 2011	375,000	375,000
Investors’ notes payable with interest at 8%, due on September 1, 2012	115,000	115,000
Investors’ notes payable with interest at 8%, due on January 2, 2013	55,000	55,000
Investors’ notes payable with interest at 8%, due on October 1, 2013	217,400

Totals	$2,262,400	$2,045,000

Note 7 — Members’ equity:

Members have made no contributions to equity of the Company. The Company was capitalized through the investor notes payable described in Note 6. Holders of investor notes payable are entitled to payment of principal and interest on their investor notes prior to any distribution with respect to membership interests. Membership interest of the Company consists of two classes: preferred shares and common shares, holders of which are referred to as preferred class members and common class members. The LLC Operating Agreement stipulates the following membership interest, voting rights and allocation of the Company’s profit and losses.

ALLERGY FREE, LLC

The preferred shares shall automatically convert to common shares upon each payment of principal on the Notes. The number of preferred shares that will convert on a principal payment shall be determined based upon the ratio that the amount of principal paid bears to the original principal amount of the Note. Each five and two-tenths preferred shares that automatically converts shall convert into one common share. In the event that the Notes have not been paid in full on or before five years after the date issued, the preferred shares relating to such Notes, which have not automatically converted, shall be convertible into common shares at the option of the holder of the preferred shares by written notice to the Company at the rate of one common share for each preferred share.

Membership interests have voting rights and share in the Company’s net income, if any, and losses.

The net losses of the Company are allocated as follows: First, until each member’s capital account balance is zero, net losses shall be allocated to the members with positive capital account in accordance with their respective percentage interests. Thereafter, net losses shall be allocated to the members in accordance with their respective percentage interests.

The net income of the Company, if any, will be allocated as follows: First, to the members to the extent of cumulative net losses attributable to operations allocated to each member for all years prior to the allocation of such net income. Second, to the members pro rata based upon their percentage interests.

At December 31, 2003 and 2002, there were 1,730,000 and 1,610,000 common membership interests available and issued, respectively.

At December 31, 2003 and 2002, there were 2,941,120 and 2,658,500 preferred membership interest available and issued, respectively.

Note 8 — Stock-based compensation:

As of December 31, 2003, the Company granted an aggregate of 120,000 common share membership interests as incentive compensation to certain employees. Employee membership interests vest over a four-year period so long as the employee remains affiliated with the Company. Employee members’ affiliation with the Company includes performance of services for the Company. The vesting schedule for the employee members’ interests is 25% after one year from the date of issuance and 1/48th of the total per month for years 2 through 4.

Neither preferred shareholders nor common shareholders have ever contributed any capital to the Company. Additionally, there is no active market for the trading of membership shares and the Company has never earned a profit. Therefore, all shareholders have zero or negative capital account balances. Since in a liquidation of the assets of the Company the shareholders would not receive anything for their interests, until the Company has earnings, no value has been attributed to the common shares granted to the employees. Hence no incentive compensation was expensed in conjunction with the issuance of these common shares.

Note 9 — Commitments:

License agreements

The Company has a license agreement with a third party for use of its design to manufacture air filters. The license agreement provides for royalty payments based on a percentage of net sales of certain products. The term of the license agreement is the longer of (i) the life of the licensed patent or (ii) ten years from date of first commercial sale of the product. Royalty expenses under the license agreement were $25,712 and $43,920 in 2003 and 2002, respectively.

ALLERGY FREE, LLC

Operating leases

The Company has entered into operating leases for office space and office equipment. The office space lease agreements provide for extensions of the leases. Total rent expense for all operating leases was $136,049 and $175,214 in 2003 and 2002, respectively.

Minimum future payments under the operating leases in years subsequent to December 31, 2003 are as follows:

Year Ending December 31	Amount
2004	$154,307
2005	56,898

Total	$211,205

Note 10- Related party transactions:

During 2003, the Company received advances from a related party, which bear interest at 5.5% per annum with no fixed repayment terms. As of December 31, 2003, the accrued and unpaid interest on the advance was insignificant.

The Company also leases office space from the related party. Rent expense relating to this lease amounted to $15,602 and $7,000 in 2003 and 2002, respectively.

Note 11- Subsequent event:

On March 18, 2004, the Company entered into an Asset Purchase Agreement with Planet Polymer Technologies, Inc. (“Planet”) as amended June 11, 2004 and October 6, 2004, in which Planet will acquire all of the assets and assume certain of the liabilities of the Company for a consideration of approximately $274,300 in the form of a subordinated convertible note plus 82,732,970 shares of Planet’s common shares. Since the Members of the Company will receive the majority of the voting shares of Planet, the current president of the Company will become the president of Planet and since representatives of the Company will hold three of the five seats on Planet’s Board of Directors, the merger will be accounted for as a recapitalization of the Company, whereby the Company will be the accounting acquirer (legal acquiree) and Planet will be the accounting acquiree (legal acquirer). The acquisition is expected to be completed in 2004 and will be accounted for using the purchase method.

ALLERGY FREE, LLC

CONDENSED BALANCE SHEET
SEPTEMBER 30, 2004
(UNAUDITED)

ASSETS
Current assets:
Cash and cash equivalents	$32,670
Accounts receivable, less allowance for doubtful accounts of $500	6,705
Inventory	21,603
Other current assets	7,852

Total current assets	68,830

Property and equipment, net	117,392
Deferred acquisition costs	21,886

Total	$208,108

LIABILITIES AND MEMBERS’ DEFICIENCY

Current liabilities:
Current portion of note payable	$129,093
Advance from related party	185,000
Accounts payable	219,776
Accrued expenses	377,261
Interest payable	346,847

Total current liabilities	1,257,977

Note payable, net of current potion	134,504
Investors’ notes payable	2,337,400

Total liabilities	3,729,881

Commitments

Members’ deficiency	(3,521,773)

Total	$208,108

See Notes to Condensed Financial Statements

ALLERGY FREE, LLC

CONDENSED STATEMENTS OF OPERATIONS AND MEMBERS’ DEFICIENCY
NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
(UNAUDITED)

	2004	2003
Sales	$978,471	$1,855,844
Cost of sales	347,451	588,778

Gross profit	631,020	1,267,066

Operating expenses:
Selling	489,569	1,110,588
General and administrative expenses	572,388	434,501

Totals	1,061,957	1,545,089

Loss from operations	(430,937)	(278,023)

Other expenses:
Other expense	(4,500)	(4,500)
Interest expense	(157,198)	(139,036)

Totals	(161,698)	(143,536)

Net loss	(592,635)	(421,559)

Members’ deficiency, beginning of period	(2,929,138)	(2,355,003)

Members’ deficiency, ending of period	$(3,521,773)	$(2,776,562)

See Notes to Condensed Financial Statements

ALLERGY FREE, LLC

CONDENSED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
(UNAUDITED)

	2004	2003
Operating activities:
Net loss	$(592,635)	$(421,559)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	65,542	72,542
Changes in operating assets and liabilities:
Accounts receivable	53	(6,546)
Inventory	62,537	25,632
Other current assets	3,869	23,453
Accounts payable	127,322	113,208
Accrued expenses	100,710	(41,526)
Interest payable	145,401	87,402

Net cash used in operating activities	(87,201)	(147,394)

Investing activities — proceeds from sale of property and equipment	2,364	4,160

Financing activities:
Advance from related party	120,000	40,000
Proceeds from note payable		80,000
Principal payments of notes payable	(183,612)	(20,816)
Proceeds from issuance of investors’ notes payable	75,000
Deferred acquisition costs	(21,886)

Net cash provided by (used in) financing activities	(10,498)	99,184

Net decrease in cash and cash equivalents	(95,335)	(44,050)

Cash and cash equivalents, beginning of period	128,005	70,158

Cash and cash equivalents, end of period	$32,670	$26,108

Supplemental disclosures of cash flow data:
Cash paid for interest	$11,798	$51,625

Supplemental disclosure of non-cash operating and financing activities:
An account payable converted to a note payable		$157,960

See Notes to Condensed Financial Statements

ALLERGY FREE, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

1. Basis of Presentation

     In management’s opinion, the accompanying unaudited condensed financial statements of Allergy Free, LLC (“Allergy Free” or the “Company”) have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. However, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

     In management’s opinion, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2004, are not necessarily indicative of results that may be expected for the year ending December 31, 2004. For additional information, refer to the Company’s financial statements and notes thereto for the year ended December 31, 2003, contained in the Company’s audited financial statements for the fiscal year ended December 31, 2003, appearing elsewhere in this registration statement.

2. Liquidity and Capital Resources

     The accompanying condensed financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. For the nine months ended September 30, 2004 the Company incurred a loss of $592,635. As of September 30, 2004, the Company had a working capital deficiency of $1,189,147 and an accumulated members’ deficiency of $3,521,773. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Successful transition to profitable operations will be dependent upon obtaining a level of sales adequate to support the Company’s cost structure. Management intends to continue to finance operations primarily through debt and/or equity financing and internally generated cash flows through a merger with a public company, (see Note 6). However, there can be no assurance that the Company will be able to obtain such financing or internally generate cash flows, which may impact the Company’s ability to continue as a going concern. The accompanying condensed balance sheet does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3. Income taxes

     The Company is not a tax paying entity for federal income tax purposes, and thus no income tax expense has been recorded in the financial statements. Income of the Company is taxed to the members in their respective returns. However, in the State of California, limited liability companies are subject to an annual fee based on the gross income of the company. This amount is charged to other expenses.

4. Note payable

     Note payable at September 30, 2004 consists of a term note with a financial institution, due in July 2006, payable in monthly installments of $12,085 with interest at the bank’s index rate plus 1.5%. The outstanding balance of this note at September 30, 2004 was $263,597.

5. Investors’ notes payable

     The Company obtained five separate rounds of funding from a group of investors over the last four years to finance the original acquisition of Allergy Free L.P. and support the operations of the Company. The promissory notes (the “Notes”) were issued with convertible preferred membership shares to the investors. The number of preferred shares issued was equal to the product of 1.3 times the principal amount of the Notes. The conversion features of these preferred shares are described in Note 7 of the December 31, 2003 audited financial statements appearing elsewhere in this registration statement. Since all existing common membership shares were issued at zero value, the convertible preferred shares issued were also accounted for at zero value.

6. Acquisition

     On March 18, 2004, the Company entered into an Asset Purchase Agreement with Planet Polymer Technologies, Inc. (“Planet”) in which Planet will acquire all assets of and assume certain of the liabilities of the Company for a consideration of approximately $2,817,500 and 81% of Planet’s issued and outstanding common shares. Since the Company will receive the majority of the voting shares of Planet upon completion of the transaction, the merger will be accounted for as a reverse acquisition whereby the Company will be the accounting acquirer and Planet the accounting acquiree. The acquisition was completed on November 30, 2004 and will be accounted for using the purchase method.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders
Planet Polymer Technologies, Inc.

     We have audited the accompanying balance sheet of Planet Polymer Technologies, Inc. as of December 31, 2003, and the related statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Planet Polymer Technologies, Inc. as of December 31, 2003, and its results of operations and cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit at December 31, 2003 of $14,339,616. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J. H. Cohn LLP

San Diego, California
March 18, 2004

PLANET POLYMER TECHNOLOGIES, INC.
BALANCE SHEET

December 31, 2003
ASSETS

Current Assets:

Cash	$18,544

Accounts receivable	16,507

Note receivable	129,097

Prepare expenses	3,880

Total current assets	168,028

Patents, trademarks and license agreements, net of accumulated amortization of $77,996	153,340

Note receivable	56,507

Total assets	$377,875

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities: Accounts payable	$68,500

Commitments and contingencies

Shareholders’ equity:

Preferred Stock, no par value 4,250,000 shares authorized

No shares issued or outstanding	—

Series A Convertible Preferred Stock, no par value 750,000 shares authorized

No shares issued or outstanding	—

Common Stock, no par value 20,000,000 shares authorized 6,207,884 shares issued and outstanding	11,648,991

Additional paid-in capital	3,000,000

Accumulated deficit	(14,339,616)

Total shareholders’ equity	309,375

Total liabilities and shareholders’ equity	$377,875

See notes to financial statements

PLANET POLYMER TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS

	Years ended December 31,
	2003	2002
Revenues	$175,082	$162,073

Operating expenses:
Cost of revenues	4,707	110,213
General and administrative	390,549	468,024
Marketing	—	99,572
Research and development	—	117,594
Loss from impairment of assets	—	62,159

Total operating expenses	395,256	857,562

Loss from operations	(220,174)	(695,489)
Other income, net	291,482	28,839

Net income (loss)	$71,308	$(666,650)

Net income (loss) per share (basic and diluted)	$(0.01)	$(0.07)

Weighted average shares outstanding use in per share computations	6,947,610	9,205,452

See notes to financial statements

PLANET POLYMER TECHNOLOGIES, INC.
STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-in Capital	Deficit	Total
Beginning at January 1, 2002	9,165,618	$14,575,783		$(13,744,274)	$831,509
Issuance of Common Stock for services	42,266	6,340		—	6,340
Write-off of equity issuance costs	—	66,868		—	66,868
Net Loss	—	—		(666,650)	(666,650)

Balance at December 31, 2002	9,207,884	14,648,991		(14,410,924)	238,067
Common Stock received in Agway contract amendment and retired	(3,000,000)	(3,000,000)	$3,000,000	—	—
Net income	—	—	—	71,308	71,308

Balance at December 31, 2003	6,207,884	$11,648,991	$3,000,000	$(14,339,616)	$309,375

See notes to financial statements

PLANET POLYMER TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$71,308	$(666,650)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	18,997	28,258
Bad debts	10,012	80,000
Loss from impairment of assets	—	62,159
Loss (gain) on sale of property and equipment	2,170	(13,500)
Gain on sale of long lived assets	(275,610)	—
Effect of write off of Common Stock offering costs	—	66,868
Issuance of Common Stock for services	—	6,340
Changes in assets and liabilities:
Accounts receivable	8,154	76,263
Prepaid expenses and other assets	12,093	48,461
Accounts payable	40,684	(13,101)
Accrued expenses	(21,942)	(70,324)

Net cash used in operating activities	(134,134)	(395,226)

Cash flows from investing activities:
Proceeds from the sale of property and equipment	1,775	13,500
Proceeds from notes receivable	136,122	145,254

Net cash provided by investing activities	137,897	158,754

Cash flows from financing activities:
Principal payments on borrowings and capital lease obligations		(40,226)

Net cash used in financing activities		(40,226)

Net increase (decrease) in cash	3,763	(276,698)
Cash at beginning of year	14,781	291,479

Cash at end of year	$18,544	$14,781

Supplemental cash flow disclosure:
Cash paid during the year for:
Interest		$1,724

Non-cash investing and financing activities:
Note receivable accepted as part of consideration for sale of AQUAMIM® assets	$256,854

Issuance of Common Stock for services		6,340

See notes to financial statements

PLANET POLYMER TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

1. The Company

Planet Polymer Technologies, Inc. (“Planet” or the “Company”) was incorporated in August, 1991 in the State of California for the purpose of engaging in the design, development, manufacture and marketing of degradable and recycled polymer materials. The Company’s proprietary polymer materials are marketed under the trademarks EnviroPlastic® and Aquadro®. EnviroPlastic and Aquadro can be used to produce films, coatings and injection molded parts that serve as environmentally-compatible alternatives to conventional plastics. Planet also developed polymer technologies for Agway Inc. (“Agway”), a major shareholder of the Company, in 1999 that are being marketed under the trademarks Optigen® 1200 and FreshSeal®. The Company sold all of the assets related to its AQUAMIM® business in March 2003.With the sale and disposition of the Company’s AQUAMIM® Metal Injection Molding technology and manufacturing assets in March 2003 to Ryer Enterprises, LLC, (“Ryer Enterprises”) and the sale and licensing of the Company’s EnviroPlastic CRT controlled-released technologies for agricultural feed and produce products to Agway, the resulting restructuring of assets and activities has narrowed the Company’s focus to the royalty rights it holds from specific polymer technologies Planet developed and sold or licensed to third parties. The agricultural feed and fruit and vegetable products are marketed under the trademarks Optigen ® 1200 and FreshSeal ®, respectively. The Company’s operations are comprised of one segment, the “Research and Development” business segment.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Product sales revenue is recognized when all of the following conditions are met: the product is shipped, Planet has the right to invoice the customer at a fixed price, the collection of the receivable is probable and there are no significant obligations remaining. Research and development revenues from customers other than Agway and reimbursement of research and development costs by Agway are not refundable if the research is unsuccessful. The research and development revenues from customers other than Agway are recognized when services have been rendered and any related products have been shipped, at which time the customer is obligated to pay for those services. The revenues for reimbursed research and development costs for Agway are recognized when costs related to services performed and any related products have been shipped, at which time Agway is obligated to reimburse these costs. Royalties are recognized when the amounts are determinable and collectibility is assured. The components of revenues and cost of revenues are as follows:

	2003	2002
Agway Development Income	$148,620

Product sales revenue		$2,600

Research and development revenues		$102,839

	2003	2002
Consulting revenue	25,068	38,030

Royalties, net	1,394	18,604

Revenues	$175,082	$162,073

Products sold		$7,374

Services	$4,707	102,839

Cost of revenues	$4,707	$110,213

Research and Development

The Company expenses research and development costs as incurred. The Company did not engage in research and development of future products or redesign of present products in the year ended December 31, 2003. Research and development costs totaled $117,594 in 2002.

Fair Value of Financial Instruments

The carrying amounts shown for the Company’s financial instruments, including accounts receivable and accounts payable, approximate their fair values at December 31, 2003 due to the short-term nature of these financial instruments. The carrying value of the note receivable approximates its fair value as the rate of interest approximates market rates of interest for similar instruments.

Patents, Trademarks and License Agreements

Costs incurred to obtain patents, trademarks and license agreements, principally legal fees, are capitalized. The Company amortizes these costs on a straight-line basis over fifteen years.

Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment losses are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses for assets to be held and used are then measured based on the excess, if any, of the carrying amounts of the assets over their fair values. Long-lived assets to be disposed of in a manner that meets certain criteria are stated at the lower of their carrying amounts or fair values less costs to sell and are no longer depreciated.

Income Taxes

The Company accounts for income taxes using the liability method. Current income tax expense is the amount of income taxes expected to be payable for the current year. Deferred income taxes are recognized for the tax consequences in future years for differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end (“temporary differences”) based on enacted tax laws and statutory rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is considered more likely than not to be realized.

Stock-Based Compensation

Pursuant to SFAS 123, the Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees, based upon the fair value of the equity instruments issued, as the services are provided and the options earned.

Pro forma net income (loss) was $7,446 and $(744,826), basic pro forma net income (loss) per share was $.001 and $(.08) per share and diluted pro forma net income (loss) per share was $.001 and $(.08) per share in 2003 and 2002, respectively.

Earnings (Loss) Per Share

Earnings (loss) per share is computed using the weighted average number of shares of common stock outstanding and is presented for basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period increased to include, if dilutive, the number of additional common shares that would have been outstanding if the potential common shares had been issued. Dilutive potential common shares consist of the incremental common shares issuable upon conversion of convertible preferred stock (using the “if converted” method) and exercise of stock options and warrants (using the treasury stock method) for all periods.

The Company has excluded all convertible preferred stock and outstanding stock options and warrants from the calculation of diluted income (loss) per share for the years ended December 31, 2003 and 2002 because all such securities are anti-dilutive for these periods. Accordingly, diluted income (loss) per share equals basic income (loss) per share. The total number of potential common shares excluded from the calculation of diluted income (loss) per share for the years ended December 31, 2003 and 2002 was 1,366,625 and 1,227,411, respectively.

401 (K) Plan

The Company provides a defined contribution 401(k) savings plan (the “401(k) Plan”) in which all full-time employees of the Company are eligible to participate. Eligible employees may contribute up to 15% of their pre-tax salary to the 401(k) Plan subject to Internal Revenue Code limitations. Company contributions to the 401(k) Plan are at the discretion of the Board of Directors. There were no Company contributions charged to operations related to the 401(k) Plan in 2003 and 2002.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

3. Liquidity and Capital Resources

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business and not on a liquidation basis. The year ended December 31, 2003, is the first annual period in which the Company has shown net income resulting from gain on sale of technology and fixed assets. For the year ended December 31, 2002, the Company had net losses of approximately $667,000. For the year ended December 31, 2003, the Company had net income of approximately $71,000. As of December 31, 2003, the Company had an accumulated deficit of approximately $14,339,616.

In January 2004, Agway sold its rights to FreshSeal® to BASF and also sold its rights to Optigen® to Alltech (see Notes 4, 9 and 10). It is uncertain how actively either company will pursue the development and marketing of FreshSeal® and Optigen®, respectively. Also, in 2004, the Company agreed to forebear certain royalty payments from Ryer Enterprises due to Ryer Enterprises present financial condition. These matters raise substantial doubt about the ability of the Company to continue as a going concern. The Company believes that its existing sources of liquidity and anticipated revenue will satisfy the Company’s projected working capital and other cash requirements through May 31, 2004. The Company’s future working capital and other cash requirements will be dependent upon many factors, including, but not limited to, costs associated with the Allergy Free acquisition and costs associated with the filing and enforcement of the Company’s patents, if any.

The Company intends to seek additional funding through strategic partnership arrangements or the extension of existing arrangements or through public or private equity or debt financing. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. Insufficient funds may require the Company to file for bankruptcy protection under Chapter 11 or Chapter 7 of the Bankruptcy laws. Further, there can be no assurance that the Company will be able to generate positive cash flows or profitability in the future. The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amount and classification of liabilities that might result from this uncertainty.

4. Disposition of Assets

On December 28, 2001, the Company sold all of the assets (“AQUAMIM” assets) relating to its Metal Injection Molding (“MIM”) business, including intellectual property, technology, manufacturing equipment and raw material and finished goods, to Ryer Industries LLC (“Ryer Industries”) and recorded a gain of $135,796. As consideration of these assets, Ryer Industries agreed to pay to the Company cash in the amount of $328,157, plus a royalty of 6% on its sales of custom feedstocks during the period from January 1, 2002 through December 31, 2009. Through December 31, 2002, the Company received $194,912 in principal payments and $30,745 in interest and fees. Further, the Company recorded a valuation allowance against this note of $73,500 during 2002.

In August 2002, Ryer Industries defaulted on its required payments. In October 2002, the Company and Ryer Industries entered into a Forbearance Agreement which modified the payment schedule for the remaining obligations to the Company with payments beginning in December 2002 and continuing through April 2003. Royalty payments associated with sales from these technologies were deferred and were scheduled to resume in December 2002. The Forbearance Agreement provided that if Ryer Industries defaulted, the Company would be allowed to enforce the Confession Judgment given by Ryer to the Company in connection with the Forbearance Agreement, which provided among other things, for turnover to the Company of the assets sold by the Company to Ryer Industries. As a result of Ryer Industries default in March 2003, the Company in April 2003, recovered the AQUAMIM® Metal Injection Molding technology and manufacturing assets from Ryer Industries.

By agreement dated May 1, 2003, the Company resold the AQUAMIM® Metal Injection Molding technology and manufacturing assets to Ryer Enterprises, a newly formed entity which intends to continue the commercial employment of the AQUAMIM® products. Pursuant to the terms of the agreement, Ryer Enterprises agreed to pay to Planet $301,000 (“Principal Payment”) ($25,000 paid on May 1, 2003, followed by 24 equal payments of $11,500 payable on or before the first day of each month for the period beginning June 1, 2003, through May 31, 2005) plus royalties based upon qualifying sales by Ryer Enterprises to third parties for the period May 1, 2003, through April 30, 2011 (“Eight Year Term”). In addition, the Company has licensed to Ryer Enterprises the patent rights relating to the AQUAMIM® products for royalties which will be payable monthly forty-five (45) days after the close of each month for eight (8) years after which the Company has agreed to transfer the patents to Ryer Enterprises, provided it is not in default.

The Company recognized royalty fees and consulting fees from Ryer Industries in 2003. The

Company further recognized royalty fees from Ryer Enterprises in 2003; however, the Company no longer has a relationship with Ryer Industries, and currently, due to Ryer Enterprises’ financial condition, the Company has agreed to forbear the February and March installment payments from Ryer Enterprises in consideration for a two (2) month extension of the installment payments plus an additional payment of $4,600 due and payable on August 1, 2005.

5. Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, trade accounts receivable and the installment obligations due from Ryer Enterprises. The Company performs ongoing credit evaluations of its customers and adjusts its allowance for doubtful accounts based on its history of past write-offs and collections and current credit conditions.

The Company maintains cash with financial institutions, which from time to time, may exceed federally insured limits. The Company periodically assesses the financial condition of the institutions and believes that the risk of any loss is minimal. As of December 31, 2003, no cash balance with financial institutions exceeded federally insured limits.

The Company’s largest customer, Agway, Inc., accounted for approximately 86% and 60% of the Company’s revenues and 100% and 75% of accounts receivable balances in fiscal 2003 and 2002, respectively. In January 2004, Agway, Inc., under the Sale and Licensing Agreements, sold its rights to FreshSeal® to BASF and its rights to Optigen® to Alltech. It is uncertain how this will affect the Company’s revenues and accounts receivables in the future.

6. Commitments

The Company leases its facility and certain office equipment under non-cancelable operating leases, which expire on various dates through October 9, 2004 and provide for renewal options in one-year increments. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties. Rent expense charged to operations in 2003 and 2002 was $26,925 and $65,394, respectively.

As of December 31, 2003 the Company entered into a month-to-month lease at a monthly rate of $6,245.

7. Income Taxes

The differences between income tax (expense) benefit provided at the Company’s effective rate and the federal statutory rate (34%) are as follows:

	2003	2002
Income tax expenses (benefit) at statutory rate	$34,795	$(227,314)

Permanent differences		106

Valuation allowance	(34,795)	227,208

Total	$—	$—

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets at December 31, 2003 are as follows:

	2003
Net operating loss carryforwards		$4,603,975

Tax credit carryforwards		126,560

Reserves, accrued expenses and other		56,501

Less: Valuation allowances		(4,787,036)

Net deferred tax asset	$	---

As the ultimate realization of the potential benefits of the Company’s net operating loss carryforwards is considered unlikely by management, the Company has offset the deferred tax assets attributable to those potential benefits through valuation allowances in 2003 and 2002 and, accordingly, the Company did not recognize any benefit from income taxes in the accompanying statements of operations to offset its pre-tax loss. The valuation allowance increased (decreased) by $(14,211) and $228,530 in 2003 and 2002, respectively.

At December 31, 2003, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $12,600,000 and for California state tax purposes of approximately $3,500,000. The Company’s California loss carryforwards expire in 2004 through 2007 and Federal loss carryforwards begin to expire in 2006. The Company also has available tax credit carryforwards for Federal and California tax purposes that aggregate approximately $126,560 that begin to expire in 2007.

8. Shareholders’ Equity

Warrants

At December 31, 2003, the following warrants to purchase the Company’s Common Stock were outstanding:

	Underlying Shares	Exercise Price	Expiration Date
Investor warrants	125,000	$2,578	2004

Other warrants	159,243	$3.513-4.163	2004-2006

	284,243

All of the warrants outstanding are exercisable. All per share rights and benefits are subject to anti-dilution and other adjustments upon the occurrence of certain events.

Options

As of December 31, 2003, the Company had two stock option plans, a 2000 Stock Option Plan (the “2000 Option Plan”) and a 1995 Stock Option Plan (the “1995 Option Plan”).

The 2000 Option Plan provides for 500,000 shares of Common Stock for issuance under the Plan, together with 500,000 additional shares of Common Stock for issuance to the extent that outstanding options previously granted under the 1995 Stock Option Plan expire unexercised. The Plan provides for the discretionary grant of options, stock appreciation rights (“SARs”), and stock bonuses to employees and directors of and consultants to the Company. Options granted under the Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-statutory stock options.

The 1995 Option Plan under which incentive stock options and non-statutory stock options to acquire an aggregate of 500,000 shares of Common Stock may be granted to employees, non-employee directors and consultants to the Company. Incentive stock options may be granted only to employees of the Company whereas non-statutory options may be granted to employees, directors and consultants.

At December 31, 2003, there were 9,300 shares of the Company’s Common Stock available for future grant under the option plans.

Under both stock option plans, the terms of stock options granted are determined by the Board of Directors. Stock options may be granted for periods of up to ten years at a price per share not less than the fair market value of the Company’s Common Stock at the date of grant for incentive stock options and not less than 85% of the fair market value of the Company’s Common Stock at the date of grant for non-statutory stock options. In the case of stock options granted to employees, directors or consultants who, at the time of grant of such options, own stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price shall be no less than 110% of the fair market value of the Company’s Common Stock at the date of grant. Additionally, the term of stock option grants is limited to five years if the grantee owns in excess of 10% of the voting power of all classes of stock of the Company at the time of grant. The vesting provisions of individual options may vary but in each case will provide for vesting of at least 20% per year of the total number of shares subject to the option.

The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net income (loss) as if the fair value method had been applied in measuring compensation expense. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value method at the grant dates for awards under the Company’s plans, the Company’s net income and loss per share for 2003 and 2002 would have been increased to the pro forma amounts indicated below:

		Income
	Net	per		Loss per
	Income/Loss	Share	Net Loss	Share
As reported	$71,308	$0.01	$(666,650)	$0.07

Stock based compensation expense assuming a fair value based method had been used for all awards	(63,862)		(78,176)

Pro forma	$7,446	$—	$(744,826)	$(008)

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2003 and 2002: an expected life of 4 years, expected volatility of 222.84% and 177.37%, no dividend yield and a risk-free interest rate of 4.65% and 2.26%, respectively, represented by the interest rate on U.S. Treasury securities with a term of maturity equal to the option’s expected time to exercise on the dates of grant. The weighted average fair value of options granted during 2003 and 2002 was approximately $0.05 and $0.13 per option, respectively.

A summary of stock option activity during 2003 and 2002 follows:

	2000 Stock Option Plan		1995 Stock Option Plan
	Underlying	Weighted Avg.	Underlying	Loss per
	Shares	Exercise Price	Shares	Share
Outstanding at December 31, 2001	509,000	$1.268	241,439	$2.171

Granted	100,000	$0.140	—	—

Exercised			—	—

Forfeited/expired	(13,000)	$2.375	(81,239)	$3.025

Outstanding at December 31, 2002	596,000	$1.055	160,200	$1.739

Granted	187,500	$0.057

Exercised

Forfeited/expired

Outstanding at December 31, 2003	783,500	$0.816	160,200	$1.739

Other options listed above include non-statutory stock options issued to key personnel prior to the adoption of the 1995 Stock Option Plan and a grant to a former director of the Company during 2000.

The following table summarizes information about the non-statutory stock options outstanding and exercisable at December 31, 2003:

Other Options
	Underlying	Weighted Avg.
	Shares	Exercise Price
Outstanding at December 31, 2001	138,682	$5.058

Granted	—	—

Exercised	—	—

Other Options
	Underlying	Weighted Avg.
	Shares	Exercise Price
Forfeited/expired	—	—

Outstanding at December 31, 2002	138,682	$5.058

Granted	—	—

Exercised	—	—

Forfeited/granted	—	—

Outstanding at December 31, 2003	138,682	$5.058

9. Related Party Transactions

On January 11, 1999, Agway became a beneficial owner of more than 10% of the Company’s Common Stock. Agway retained this interest until December 2003, when, Agway assigned and transferred to the Company all of Agway’s shares of Planet Common Stock. Currently, Agway holds no equity interest in the Company.

On November 14, 2000, Planet agreed to sell, assign and transfer patent rights (the “Patent Transaction”) to Planet’s animal feed additives, fruit and vegetable coatings, and controlled-release fertilizer (the “Patents”), to Agway for a cash price of $250,000 and continuation of royalty payments equal to the payments Planet would otherwise be entitled to receive pursuant to its existing license agreement with Agway and the sublicense agreements related thereto. Planet, in turn, agreed to pay Agway $150,000 in return for an exclusive worldwide royalty-free license to use and commercially exploit all rights related to the Patents for all uses other than food and agricultural initiatives.

In November 1998, the Company and Agway entered into an agreement relating to the funding by Agway of a feasibility study (the “Feasibility Agreement”) of the Company’s polymer technology for use in agricultural products (other than fertilizers and certain biological products) and food products. Under the terms of the Feasibility Agreement, Planet will be reimbursed for certain qualifying research and development costs relating to such applications. During 2002, the Company recorded revenues for reimbursed research and development costs of $102,839 from Agway under the Feasibility Agreement.

Also in November 1998, the Company granted Agway an exclusive worldwide license in connection with the Company’s technology for time-release coatings for a variety of agricultural and food products (the “License Agreement”). The License Agreement outlines the general terms and conditions for the rights granted Agway thereunder. The Company and Agway agreed to execute further sub-agreements specifying the royalties to be paid to the Company for Agway’s use of the Company’s technology with certain products. In March 2000, the Company and Agway entered into a Sub-Agreement with respect to animal feed products incorporating Planet’s patented/patent pending coatings and/or polymer systems. Also in March 2000, the Company and Agway entered into another Sub-Agreement with respect to Planet’s patented/patent pending coatings and/or polymer systems sold for use on fruits, vegetables, floral and nursery items. During 2001, the Company received a $100,000 royalty payment from Agway. After receiving proceeds from Agway, pursuant to its royalty payment in October 2001, the Company was required to pay a $6,000 cash transaction fee to an advisor. This payment was made January 24, 2002 and shown in accounts payable at December 31, 2001. No royalties were received or accrued by the Company under the agreement with Agway in 2003 or 2002.

On October 1, 2002, Agway, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The Sub-Agreement covering the FreshSeal technology and license provided for a minimum royalty of $300,000 on or before October 31, 2002 to maintain exclusivity. This payment was not received or accrued by Planet. Pursuant to the Sub-Agreement, Planet notified Agway that the payment was not received. Under the terms of the Sub-Agreement,

Agway had 60 days during which Agway could make the necessary payment and retain market exclusivity for this technology. Agway did not make payment of the minimum royalty as of December 31, 2002. As a result of this failure by Agway to make payment, Planet had the right to issue additional non-exclusive licenses for this technology to other interested parties in the fruit, vegetable, nuts and flowers segments of the agricultural products industry.

To consummate the sale and assignment contemplated by the letter agreement dated November 14, 2000, the Company and Agway agreed on the form of two separate Sale and Licensing Agreements with respect to the agricultural feed technologies and the fruit/produce technologies. On March 25, 2003, the U.S. Bankruptcy Court gave its approval to Agway to enter into the two separate Sale and Licensing Agreements with the Company. Under the Sale and Licensing Agreements, the Company confirmed (i) the assignment of its agricultural feed related patent rights and fruit/produce related patent rights and (ii) the license of its technology related to the agricultural feed products and fruit/produce products, to Agway. In return, the Company received an up-front payment of $30,000 for its execution of the agricultural feed agreement and a payment of $100,000 for its execution of the fruit/produce agreement. The amended agreements also call for the Company to receive future royalty payments based on varying percentages of future revenues generated by Agway from sales of related products. During the year ended December 31, 2003, the Company received royalties in the amount of approximately $1,400 from the sales of the underlying products. Agway granted the Company exclusive, irrevocable, worldwide, royalty-free limited licenses to use the assigned patents rights for uses other than food and agricultural initiatives. In connection with the agricultural feed agreement, Agway also agreed to assign and transfer to the Company all of Agway’s shares of Planet common stock (3,000,000 shares). Effective January 15, 2004, Agway entered into an agreement to sell all of the assets of its FreshSeal® business, which include the fruit/produce patent rights assigned by the Company, to BASF. Also in January 2004, Agway sold all of its rights to Optigen® to Alltech (see Note 10). Management cannot assure that the Company will receive significant, if any, royalties and monies under these Sale and Licensing Agreements.

As of December 31, 2003, Agway had no equity interest in the Company.

10. Subsequent Events

Allergy Free Acquisition.

On March 18, 2004, the Company and Allergy Free, LLC, a California limited liability company (“Allergy Free”), entered into an Asset Purchase Agreement (“Agreement”) in which the Company plans to acquire substantially all assets and assume certain of the liabilities of Allergy Free, for which the Company will provide the following consideration; a subordinated note in the principal amount not to exceed approximately $2.8 million for a term of 3 years and not less than 28,193,900 shares of Common Stock in Planet.

Immediately prior to the Closing, the Company will distribute to a trustee for the benefit of Company Shareholders of record as of April 15, 2004 (“Trust”), the right to receive all royalties payable to the Company pursuant to those certain Sale and Licensing Agreements between the Company and Agway, Inc., relating to Planet’s FreshSeal® and Optigen® technology and that certain Purchase, Sale and License Agreement between the Company and Ryer Enterprises, LLC, relating to Planet’s AQUAMIM® technology.

The transfer of these assets to the Trust will be treated as a dividend at the date of transfer.

The Agreement is subject to a number of conditions set forth in the Agreement including without limitation, approval of Planet shareholders, approval of Allergy Free members, a 50 to 1 reverse stock split, the receipt of a “No Action Letter” from the SEC relating to the distribution of the right to receive royalty payments to the Trust, the hiring of Scott L. Glenn as President and Chief Executive Officer of the Company, and an executed consulting agreement with Dr. Robert

Petcavich.

Agway, Inc.

Effective January 15, 2004, Agway sold all of its right and interest in Fresh Seal® to BASF. Also in January 2004, Agway sold all of its right and interest in Optigen® to Alltech. Management cannot assure that the Company will receive significant, if any, royalties and monies from BASF or Alltech.

Ryer Enterprises, LLC

In January 2004, pursuant to the First Amendment to Purchase, Sale and License Agreement, the Company agreed to forebear the Ryer Enterprises February and March royalty payments in consideration for a two (2) month extension of the agreed upon eight (8) year royalty stream plus an additional amount equal to a one-half (1/2) month royalty payment. Management cannot assure that the Company will receive significant, if any, royalties and monies from its Ryer Enterprises agreements.

PLANET POLYMER TECHNOLOGIES, INC.

CONDENSED BALANCE SHEET (UNAUDITED)

September 30,
2004
ASSETS

Current assets:
Cash	$75,557
Prepaid expenses	4,295

Total current assets	79,852

Patents, trademarks and license agreements, net of accumulated amortization of $89,065	142,271

Total assets	$222,123

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current liabilities — accounts payable	$247,779

Commitments and contingencies

Shareholders’ deficiency:
Preferred Stock, no par value 4,250,000 shares authorized, no shares issued or outstanding	—
Series A Convertible Preferred Stock, no par value 750,000 shares authorized, no shares issued or outstanding	—
Common Stock, no par value, 20,000,000 shares authorized, 6,582,884 shares issued and outstanding	11,678,241
Additional paid-in capital	3,000,000
Accumulated deficit	(14,703,897)

Total shareholders’ deficiency	(25,656)

Total liabilities and shareholders’ deficiency	$222,123

     SEE NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

PLANET POLYMER TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Revenues	$1,905	$8,534	$59,348	$174,874

Operating expenses:
Cost of revenues	797	982	4,501	3,424
General and administrative	120,796	46,665	429,843	316,849

Total operating expenses	121,593	47,647	434,344	320,273

Loss from operations	(119,688)	(39,113)	(374,996)	(145,399)
Other income, net	—	3,854	10,715	291,342

Net income (loss)	$(119,688)	$(35,259)	$(364,281)	$145,943

Net income (loss) per share (basic and diluted)	$(0.02)	$(0.01)	$(0.06)	$0.02

Weighted average shares outstanding used in per share computations	6,582,884	6,207,884	6,431,607	6,207,884

     SEE NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

PLANET POLYMER TECHNOLOGIES, INC.

CONDENSED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIENCY) (UNAUDITED)
Nine Months Ended September 30, 2004

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-in Capital	Deficit	TOTAL

Balance at January 1, 2004	6,207,884	$11,648,991	$3,000,000	$(14,339,616)	$309,375
Exercise of stock options	375,000	29,250	—	—	29,250

Net loss	—	—	—	(364,281)	(364,281)

Balance at September 30, 2004	6,582,884	$11,678,241	$3,000,000	$(14,703,897)	$(25,656)

SEE NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

PLANET POLYMER TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended September 30,
	2004	2003

Cash flows from operating activities:
Net income (loss)	$(364,281)	$145,943
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	11,069	14,575
Bad debts	2,881	—
Gain on sale of property and equipment	—	(1,300)
Gain on sale of long-lived assets	—	(275,610)
Changes in operating assets and liabilities:
Accounts receivable	13,626	6,760
Prepaid expenses and other assets	(415)	10,033
Accounts payable	179,279	30,740
Accrued expenses	—	(21,942)

Net cash used in operating activities	(157,841)	(90,801)

Cash flows from investing activities:
Proceeds from the sale of property and equipment	—	1,300
Proceeds from notes receivable	185,604	105,230

Net cash provided by investing activities	185,604	106,530

Cash flows from financing activities — proceeds from exercise of stock options	29,250	—

Net increase in cash	57,013	15,729
Cash at beginning of period	18,544	14,781

Cash at end of period	$75,557	$30,510

     SEE NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTES TO CONDENSED FINANCIAL STATEMENTS

1. Basis of Presentation

     In management’s opinion, the accompanying unaudited financial statements of Planet Polymer Technologies, Inc. (“Planet” or the “Company”) have been prepared in accordance with the interim reporting requirements of Form 10-QSB, pursuant to the rules and regulations of the Securities and Exchange Commission. However, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

     In management’s opinion, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2004, are not necessarily indicative of results that may be expected for the year ending December 31, 2004. For additional information, refer to the Company’s financial statements and notes thereto for the year ended December 31, 2003, contained in the Company’s most recent annual report on Form 10-KSB for the fiscal year ended December 31, 2003.

     Certain prior period amounts have been reclassified to conform to the current period presentation.

2. Liquidity and Capital Resources

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. For the nine months ended September 30, 2004, the Company incurred a loss of $364,281. As of September 30, 2004, the Company had an accumulated deficit of $14,703,897. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company does not believe that its existing sources of liquidity and anticipated revenue will be adequate to satisfy the Company’s projected working capital and other cash requirements through December 31, 2004, to continue as a public reporting company without raising additional capital or consummating a business combination (see below). For the nine months ended September 30, 2004, the Company had no employees and did not conduct any research or development. The Company’s future capital requirements will be dependent upon many factors, including, but not limited to, costs associated with the continued support of licenses on the Company’s proprietary polymer materials, costs associated with the enforcement of the Company’s patents, and costs associated with the administration of the Company. Although possible, it is unlikely that the Company will be able to generate positive cash flow and show a profit through December 31, 2004.

     On March 22, 2004, the Company and Allergy Free, LLC (“Allergy Free”) announced that on March 18, 2004, they had entered into an Asset Purchase Agreement (“Agreement”). As subsequently amended on June 11, 2004 and October 6, 2004, the Agreement provides for the Company to acquire certain assets and assume certain liabilities of Allergy Free for which the Company will provide the following consideration: a subordinated convertible note in the approximate principal amount of $274,300 bearing interest at 5.5% per annum and due and payable within three (3) years and approximately 82,732,970 shares of common stock of the Company. Additionally, the Company will assume approximately $701,229 of Allergy Free’s liabilities as of June 30, 2004 (plus, all obligations arising under assumed contracts which arise after the closing). As a result, after the closing of the Agreement and the conversion of the notes and related interest payable, the members of Allergy Free will own approximately 92.7% of the voting shares of the Company. The members of Allergy Free will receive the majority of the voting shares of the Company, and the current president of Allergy Free will become president of the Company. Representatives of Allergy Free will hold three of the five seats on the Company’s Board of Directors. At the closing, the Company will be a non-operating shell corporation no longer meeting the definition of a business, as defined in EITF Consensus 98-3. The transaction will be accounted for as a recapitalization of Allergy Free. This transaction is equivalent to Allergy Free issuing stock for the net liabilities of the Company, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historic carrying values of the assets and liabilities. Additionally, any direct costs of the transaction are charged to equity, but only to the extent of the Company’s cash. Costs in excess of cash received are charged to expense. Investors are encouraged to review the Company’s Proxy Statement which was filed with the SEC and is available through EDGAR at www.sec.gov.

3. Earnings (Loss) Per Share

     Earnings (loss) per share is computed using the weighted average number of shares of common stock outstanding and is presented for basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period increased to include, if dilutive, the number of additional common shares that would have been outstanding if the potential common shares had been issued. Dilutive potential common shares consist of the incremental common shares issuable upon conversion of the convertible preferred stock (using the “if converted” method) and exercise of stock options and warrants (using the treasury stock method) for all periods.

     The Company has excluded all convertible preferred stock and outstanding stock options and warrants from the calculation of diluted loss per share for the three, six and nine months ended September 30, 2004 and 2003, because all such securities are either anti-dilutive for those periods or their impact was insignificant. Accordingly, diluted loss per share equals basic loss per share. The total number of potential common shares excluded from the calculation of diluted loss per share for the nine months ended September 30, 2004 and 2003 were as follows:

	2004	2003

Warrants	100,000	255,000

Options	104,500	1,159,941

Total	204,500	1,414,941

4. Income Taxes

     As the ultimate realization of the potential benefits of the Company’s net operating loss carryforwards is considered unlikely by management, the Company has offset the deferred tax assets attributable to those potential benefits through valuation allowances and, accordingly, the Company did not recognize any benefit for income taxes in the accompanying condensed statements of operations to offset its pre-tax losses.

5. Stock-Based Compensation

     As explained in Note 10 in the Form 10-KSB, the Company accounts for stock options granted to employees based on their intrinsic values under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees, and Related Interpretations,” and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” and the provisions of Statement of Financial Accounting

Standards No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure-an Amendment of FASB Statement No. 123.” Since the exercise price of all of the options granted by the Company to its employees has been equal to or greater than fair value, the Company has not recognized any earned or unearned compensation costs in its financial statements in connection with those options. The Company’s historical net income (loss) per share and pro forma net income (loss) per share for the three, six and nine months ended September 30, 2004 and 2003, assuming compensation cost had been determined based on the fair value of all options at the respective dates of grant determined using a pricing model consistent with the provisions of SFAS 123 are set forth below:

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2004	2003	2004	2003

Net income (loss), as reported	$(119,688)	$(35,259)	$(364,281)	$145,943

Stock-based employee compensation expense assuming a fair value based method had been used for all awards	(11,447)	(17,700)	(34,341)	(45,100)

Net income (loss), pro forma	$(131,135)	$52,959	$(398,622)	$100,843

Basic earnings (loss) per share, as reported	$(0.02)	$0.01	$(0.06)	$0.02

Basic earnings (loss) per share, pro forma	$(0.02)	$0.01	$(0.06)	$0.02

6. Ryer Enterprises, LLC Assignment to Ryer, Inc.

     During the first quarter of 2004, the Company agreed to forbear the February and March installment payments due from Ryer Enterprises, LLC in exchange for a two (2) month extension of the installment payments plus an additional installment payment of $4,600.

     During the period ended June 30, 2004, the obligations of Ryer Enterprises, LLC under the May 1, 2003 Agreement with the Company were assigned, with the Company’s approval, to Ryer, Inc., a California corporation (“Assignment”). As part of the Assignment, Ryer, Inc. paid the April and May 2004 installments to the Company on behalf of Ryer Enterprises, LLC. In addition, on June 23, 2004, the Company received a payment from Ryer, Inc. of approximately $161,000 to satisfy the remaining balance of the note.

INTRODUCTION TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

     On March 22, 2004, Planet Polymer Technologies, Inc. (“Planet”) and Allergy Free, L.L.C. (“Allergy”) announced that on March 18, 2004, they had entered into an Asset Purchase Agreement (the “Agreement”) further amended on June 11, 2004 and October 6, 2004, in which Planet acquired all assets of and assumed certain of the liabilities of Allergy for which Planet provided the following consideration: a subordinated note in the principal amount of $274,300 bearing interest at 5.5% per annum and due and payable within three years and 82,732,970 shares of common stock of Planet. As a result, after the closing of the Agreement, the stockholders of Allergy own approximately 92.7% of the voting shares of Planet. Since the stockholders of Allergy received the majority of the voting shares of Planet, the current president of Allergy became the president of the Company and since representatives of Allergy hold three of the five seats on the Company’s Board of Directors, the merger was accounted for as a recapitalization of Allergy, whereby Allergy was the accounting acquirer (legal acquiree) and Planet was the accounting acquiree (legal acquirer).

     Immediately prior to the closing, Planet distributed to a trustee for the benefit of Planet shareholders of record as of September 30, 2004, the right to receive all royalties payable to Planet pursuant to those certain sale and licensing agreements between Planet and Agway, Inc., related to Planet’s Fresh Seal® and Optigen® technology and that certain purchase, sale and license agreement between Planet and Ryer Enterprises, LLC, relating to Planet’s AQUAMIM® technology. Accordingly, at the closing, Planet was a non-operating shell corporation no longer meeting the definition of a business as defined in EITF Consensus 98-3. Therefore, the transaction was accounted for as a recapitalization of Allergy. This transaction is equivalent to Allergy issuing stock for the net liabilities of Planet, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historic carrying values of the assets and liabilities. Additionally, any direct costs of the transaction are charged to equity, but only to the extent of Planet’s cash. Costs in excess of cash received are charged to expense.

     The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2003 and the nine months ended September 30, 2004, combine the historical statements of operations of Allergy and Planet giving effect to the merger as if it had been consummated on January 1, 2003. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical balance sheet of Allergy and the historical balance sheet of Planet, giving effect to the merger as if it had been consummated on September 30, 2004.

You should read this information in conjunction with the:

•	accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	separate historical financial statements of Allergy as of and for the years ended December 31, 2003 and 2002, included in this document;

•	separate historical financial statements of Planet as of December, 31, 2003 and for the years ended December 31, 2003 and 2002, included in this document.

•	separate historical unaudited condensed financial statements of Allergy as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003, included in this document.

•	separate historical unaudited condensed financial statements of Planet as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003, included in this document.

We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger on September 30, 2004 or on January 1, 2003. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2004

		Planet
	Allergy	Polymer	Pro Forma
	Free	Technologies	Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$32,670	$75,557			$108,227
Accounts receivable	6,705				6,705
Inventory	21,603				21,603
Prepaid expenses	7,852	4,295			12,147

Total current assets	68,830	79,852			148,682

Property and equipment	117,392				117,392
Patents, trademarks and license agreements		142,271	$(142,271	)a	—

Deferred acquisition costs	21,886		(21,886	)b	—

Total Assets	$208,108	$222,123	$(164,157)		$266,074

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCES SHEET
SEPTEMBER 30, 2004

		Planet Polymer	Pro Forma
	Allergy Free	Technologies	Adjustments		Pro Forma
LIABILITIES AND SHAREHOLDERS’/ MEMBERS’ DEFICIENCY
Liabilities:
Accounts payable	$219,776	$247,779	$78,114	b	$545,669
Interest payable	346,847		(346,847)	c

Accrued expenses	377,261				377,261
Current portion of notes payable	129,093		(129,093)	c
Advance from related party	185,000				185,000

Total current liabilities	1,257,977	247,779	(397,826)		1,107,930
Long-term debt	2,471,904		274,300	e	274,300

			(2,471,904)	c

Total liabilities	3,729,881	247,779	(2,595,430)		1,382,230

Shareholders’/members’ deficiency:
Common stock		11,678,241	(11,678,241)	d	2,405,617
			2,405,617	g

Additional paid-in-capital		3,000,000	(3,167,927)	d	—
			2,947,844	c
			(100,000)	b
			(274,300)	e
			(2,405,617)	g
Accumulated deficit/members’ deficiency	(3,521,773)	(14,703,897)	(142,271)	a	(3,521,773)
			14,846,168	d

Total shareholders’/members’ deficiency	(3,521,773)	(25,656)	2,431,273		(1,116,156)

Total liabilities and shareholders’/ members’ deficiency	$208,108	$222,123	$(164,157)		$266,074

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2003

		Planet
	Allergy	Polymer	Pro Forma
	Free	Technologies	Adjustments		Pro Forma
Revenues	$2,258,213	$175,082	$(175,082)	a	$2,258,213

Operating Expenses:
Cost of revenues	756,513	4,707	(4,707)	a	756,513
General and administrative	586,217	390,549			976,766
Marketing	1,296,206				1,296,206

Total operating expenses	2,638,936	395,256	(4,707)		3,029,485

Loss from operations	(380,723)	(220,174)	(170,375)		(771,272)

Other income (expense)	(193,412)	291,482	(15,086)	f	82,984

Net income (loss)	$(574,135)	$71,308	$(185,461)		$(688,288)

Net loss per common share					$(0.01)

Weighted average common shares outstanding — basic and diluted					129,265,854

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine months ended September 30, 2004

		Planet
	Allergy	Polymer	Pro Forma
	Free	Technologies	Adjustments		Pro Forma
Revenues	$978,471	$59,348	$(59,348)	a	$978,471

Operating Expenses:
Cost of revenues	347,451	4,501	(4,501)	a	347,451
General and administrative	572,388	429,843			1,002,231
Marketing	489,569				489,569

Total operating expenses	1,409,408	434,344	(4,501)		1,839,251

Loss from operations	(430,937)	(374,996)	(54,847)		(860,780)

Other income (expense)	(161,698)	10,715	(11,315)	f	(162,298)

Net loss	$(592,635)	$(364,281)	$(66,162)		$(1,023,078)

Net loss per common share					$(0.01)

Weighted average common shares outstanding - basic and diluted					129,265,854

See accompanying notes to unaudited pro forma condensed combined financial statements.

PART II

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     (1) DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On March 18, 2004, Planet Polymer Technologies, Inc. (“Planet”) and Allergy Free, L.L.C. (“Allergy”) entered into an Asset Purchase Agreement (the “Agreement”), further amended on June 11, 2004 and October 6, 2004, in which Planet acquired all assets of Allergy for which Planet provided the following consideration: a subordinated note in the principal amount of $274,300 bearing interest at 5.5% per annum and due and payable within three years and 82,732,970 shares of common stock of Planet. As a result, after the closing of the Agreement and the conversion of the notes and related interest, the stockholders of Allergy will own approximately 92.7% of the voting shares of Planet. Since the stockholders of Allergy received the majority of the voting shares of Planet, Allergy will be the accounting acquirer (legal acquiree) and Planet will be the accounting acquiree (legal acquirer). Since at the closing Planet was a non-operating shell corporation no longer meeting the definition of a business as defined by EITF Consensus 98-3, the transaction will be accounted for as a recapitalization of Allergy. This transaction is equivalent to Allergy issuing stock for the net liabilities of Planet, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historic carrying values of the assets and liabilities. Additionally, any direct costs of the transaction are charged to equity, but only to the extent of Planet’s cash. Costs in excess of cash received are charged to expense.

     (2) PRO FORMA ADJUSTMENTS

(a)	Immediately prior to the closing, Planet distributed to a trustee for the benefit of Planet shareholders of record as of September 30, 2004, $30,000 cash and the right to receive all royalties payable to Planet pursuant to those certain sale and licensing agreements between Planet and Agway, Inc., related to Planet’s Fresh Seal® and Optigen® technology and that certain purchase, sale and license agreement between Planet and Ryer Enterprises, LLC, relating to Planet’s AQUAMIM® technology. Accordingly, the assets, liabilities, revenues and expenses related to the assets being distributed have been removed from the pro forma condensed combined amounts.

(b)	To record the estimated additional costs of completing the transaction and to write off the costs of the transaction with a portion being charged to Additional Paid in Capital equal to the cash of Planet being transferred to the continuing entity.

(c)	The transaction is structured as a purchase of the assets and assumption of certain liabilities of Allergy by Planet, but the transaction will be accounted for as a recapitalization of Allergy. This entry removes the liabilities that are to remain with Allergy Free LLC after the transaction thereby treating such debt as a capital contribution to Allergy. Interest expense associated with this debt has not been removed from the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2003 or nine months ended September 30, 2004 to reflect the fact that historically Allergy has financed its operations through borrowings and that it is presumed some level of borrowings will be needed in the future to support future operations. The actual amount of interest that may be incurred to finance operations may be different from the amount presented.

(d)	To eliminate the historical stockholders’ equity accounts of Planet, the accounting acquiree. This adjustment also includes an adjustment to additional paid in capital of $167,927 representing the net liabilities of Planet to be assumed by Allergy.

(e)	To record the issuance of a subordinated note in the principal amount of $274,300 bearing interest at 5.5% per annum and due and payable within three years. This amount is due to Allergy Free LLC and, after issuance, represents an asset of Allergy that is not being transferred in the merger.

(f)	To record interest expense associated with the debt issued in the acquisition.

(g)	To transfer the balance in the Additional Paid in Capital account to Common Stock to reflect the fact that the common stock of the surviving entity has no par value.

     (3) SHAREHOLDERS’/MEMBERS’ DEFICIENCY RECONCILIATION

     The following is a reconciliation of Allergy’s members’ deficiency prior to the merger transaction to shareholders’/members’ deficiency as reported in these pro forma condensed combined financial statements:

		Additional
	Common	Paid-in	Members’
	Stock	Capital	Deficiency	Total
Allergy’s members’ deficiency at September 30, 2004			$(3,521,773)	$(3,521,773)

Allergy’s long-term debt and interest payable excluded from this transaction		$2,947,844		2,947,844

Net liabilities of Planet assumed in transaction		(167,927)		(167,927)

Estimated costs of the transaction		(100,000)		(100,000)

Debt issued in connection with this transaction		(274,300)		(274,300)

Transfer balance of Additional Paid-in Capital to Common Stock	$2,405,617	(2,405,617)

Pro forma shareholders’/members’ deficiency	$2,405,617	$—	$(3,521,773)	$(1,116,156)

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Planet’s Restated Articles of Incorporation (“Articles”) include provisions to eliminate the personal liability of its directors to the fullest extent permitted by Section 204(a)(10) under the General Corporation Law of California (the “California Law”). Planet’s Articles also include provisions that authorize Planet to indemnify its directors and officers to the fullest extent permitted by Sections 204 and 317 of the California Law. Planet’s Bylaws also provide Planet with the authority to indemnify its other officers, employees and other agents as set forth in the California Law.

     Pursuant to Sections 204 and 317 of the California Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation, and with respect to a manner they reasonably believed to be in the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. A corporation may not eliminate liability: (i) for acts or omissions involving intentional misconduct or knowing and culpable violations of law; (ii) for acts or omissions that the individual believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the individual; (iii) for any transaction from which the individual derived an improper personal benefit; (iv) for acts or omissions involving a reckless disregard for the individual’s duty to the corporation or its shareholders when the individual was aware or should have been aware of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to any abdication of the individual’s duty to the corporation or its shareholders; or (vii) for improper distribution to shareholders and loans to directors and officers. Also, a corporation may not eliminate liability for any act or omission occurring prior to the date on which the corporation authorizes indemnification of its directors, officers, employees and agents.

     Planet has entered into agreements with its directors and executive officers that require Planet to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of Planet or any of its affiliated enterprises, provides such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Planet and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The table below sets forth the estimated expenses (except the SEC registration fee, which is an actual expense) in connection with the offer and sale of the shares of common stock of the registrant covered by this Registration Statement.

SEC Registration fee	$468.13
Printing and related expenses	$2,000.00
Accountants’ fees and expenses	$10,000.00
Attorneys’ fees and expenses	$13,000.00

Total	$25,468.13

Item 26. RECENT SALES OF UNREGISTERED SECURITIES

     During the period from November 29, 2004, through December 31, 2004, the Company entered into subscription agreements with investors for the sale of an aggregate of 334,000 shares of Company common stock at $2.50 a share. The net proceeds received by the Company are $835,000. The Company relied upon an exemption from registration pursuant to Section 4(2) of, and Regulation D, promulgated under, the Securities Act.

     On November 30, 2004, the Company issued 1,654,656 shares of common stock to AF Partners, LLC, and certain former members of AF Partners as consideration for the assets of Allergy Free, LLC, valued at $2.50 per share. The Company relied on Section 4(2)of, and Regulation D, promulgated under, the Securities Act, as a basis of exemption from registration.

Item 27. EXHIBITS

(c) Exhibit Number	Description.

2.1(8)	Asset Purchase Agreement dated March 18, 2004, between the Company and Allergy Free.

2.2(12)	Amendments to Asset Purchase Agreement dated March 18, 2004.

3.1(1)	Restated Articles of Incorporation of the Registrant.

3.2(1)	Restated Bylaws of the Registrant.

3.3(11)	Certificate of Amendment of Articles of Incorporation of Company dated November 30, 2004.

4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3.

4.6(1)	Specimen Stock Certificate.

5.1	Opinion of Blanchard Krasner & French, APC.

10.1(1)	Form of Indemnity Agreement entered into between the Registrant and certain of its executive officers and directors.

10.2(1)	Registrant’s 1995 Stock Option Plan (the “1995 Option Plan”).

10.3(1)	Form of Incentive Stock Option Grant under the 1995 Option Plan.

10.4(1)	Form of Non-statutory Stock Option Grant under the 1995 Option Plan.

10.5(1)	Agreement to Assign Proprietary Rights between the Registrant and Dr. Robert J. Petcavich.

10.6(1)	Form of Confidential Information Agreement entered into between the Registrant and certain former employees.

10.7(2)	Warrant to Purchase Common Stock, dated March 9, 2000, issued by the Registrant to LBC Capital Resources, Inc.

10.8(3)	Registrants 2000 Stock Incentive Plan (the “2000 Plan).

10.9(3)	Form of Incentive Stock Option Grant under the 2000 Plan.

(c) Exhibit Number	Description.

10.10(3)	Form of Non-statutory Stock Option Grant under the 2000 Plan.

10.11(5)	Warrant to purchase Common Stock, dated March 20, 2001, issued by the Registrant to LBC Capital Resources, Inc.

10.12(6)	Form of Sale and License Agreement dated March 2003 with Agway, Inc. (animal feed products).

10.13(6)	Form of Sale and License Agreement dated March 2003 with Agway, Inc. (fruit and vegetable products).

10.14(6)	Form of First Amendment to License Agreement with Agway, Inc.

10.15	Form of Consulting Agreement with Robert Petcavich.

10.16(6)(7)	Form of Purchase Sale and License Agreement dated May 1, 2003, with Ryer Enterprises, LLC.

10.17(9)	Form of Amendment dated January 31, 2004, to Purchase, Sale and License Agreement with Ryer Enterprises, LLC.

10.18(10)	Form of Royalty Contract dated on or about June 2004 with Ryer, Inc.

10.19	Form of Employment Agreement with Scott Glenn.

10.20	Form of subscription agreement for 2004 private placement.

11.1(2)(4)	Statement of Computation of Common and Common Equivalent Shares.

23.1	Consent of Blanchard Krasner & French, APC. (included in Exhibit 5.1).

23.2	Consent of J.H. Cohn LLP.

(1) Previously filed as an exhibit to the Registrant’s Registration Statement on Form SB-2, as amended (No. 33-91984 LA) and incorporated herein by reference.

(2) Previously filed as an exhibit to the Registrant’s Annual Report on Form 10-KSB filed for the fiscal year ended December 31, 1999 and incorporated herein by reference.

(3) Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-8 (No. 333-38500) filed on June 2, 2000 and incorporated herein by reference.

(4) Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000.

(5) Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001.

(6) Previously filed as an exhibit to the Registrant’s Annual Report on Form 10-KSB filed for the fiscal year ended December 31, 2002 and incorporated herein by reference.

(7) Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.

(8) Previously filed as an exhibit to the Registrant’s Form 8K filed March 23, 2004 Report.

(9) Previously filed as an exhibit to the Registrant’s Annual Report on Form 10-KSB for the quarter ended December 31, 2003.

(10) Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.

(11) Previously filed as an exhibit to the Registrant’s Form 8K filed December 16, 2004 Report.

(12) Previously filed as an exhibit to Registrant’s Proxy Statement dated October 20, 2004

Item 28. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section (d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on January 20, 2005.

/s/ Scott L. Glenn	Dated: 01/20/2005

SCOTT L. GLENN
Chairman of the Board of Directors,
President and Chief Executive Officer

/s/ Leslie White	Dated:01/20/2005
LESLIE WHITE Secretary and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Scott L. Glenn as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendment) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do them in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, shall do or cause be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	DATE
/s/ Scott L. Glenn	01/20/2005
SCOTT L. GLENN
Chairman of the Board of Directors,
President and Chief Executive Officer

/s/ Eric B. Freedus	01/25/2005
ERIC B. FREEDUS
Director

/s/ H.M. Busby	01/20/2005
H.M. BUSBY
Director

SIGNATURE	DATE
MICHAEL TRINKLE
Director

/s/ Ellen M. Preston	01/26/2005
ELLEN M. PRESTON
Director

/s/ Leslie White	01/20/2005

LESLIE WHITE
Secretary and Chief Financial Officer